UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☑	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to Section 240.14a-12.

Colfax Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)Title of each class of securities to which transaction applies:

(2)Aggregate number of securities to which transaction applies:

(3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)Proposed maximum aggregate value of transaction:

(5)Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)Amount previously paid:

(2)Form, Schedule or Registration Statement No.:

(3)Filing Party:

(4)Date Filed:

COLFAX CORPORATION

8170 Maple Lawn Boulevard, Suite 180
Fulton, Maryland 20759

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 5, 2013

To Our Stockholders:

Notice is hereby given that the 2013 Annual Meeting of Stockholders (the "Annual Meeting") of Colfax Corporation will be held at the Maple Lawn Community Center located at 7600 Maple Lawn Boulevard, Fulton, Maryland 20759 on Thursday, May 16, 2013 at 3:00 p.m., local time, for the following purposes:

1.	To elect the nine members of the Board of Directors named in the attached proxy statement;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

3.	To consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

The accompanying proxy statement describes the matters to be considered at the Annual Meeting. Only stockholders of record at the close of business on March 20, 2013 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof.
We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish our proxy materials and our annual report to stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide our stockholders with the information that they need more quickly while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting.
As a stockholder of Colfax, your vote is important. Whether or not you plan to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience.

By Order of the Board of Directors

A. Lynne Puckett
Secretary

Fulton, Maryland
April 5, 2013

COLFAX CORPORATION

8170 Maple Lawn Boulevard, Suite 180
Fulton, Maryland 20759

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
May 16, 2013

This Proxy Statement (the "Proxy Statement") is furnished in connection with the solicitation by the Board of Directors (the "Board") of Colfax Corporation (hereinafter, "Colfax," "we," "us" and the "Company") of proxies for use at the 2013 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Maple Lawn Community Center located at 7600 Maple Lawn Boulevard, Fulton, Maryland 20759 on Thursday, May 16, 2013, at 3:00 p.m. local time, and at any adjournments or postponements thereof. The Board has made this Proxy Statement and the accompanying Notice of Annual Meeting available on the Internet. The Company mailed a Notice of Internet Availability of Proxy Materials to the Company's stockholders entitled to vote at the Annual Meeting on or about April 5, 2013.

The purpose of the meeting is to: elect the nine members of the Board named in this Proxy Statement; ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on
May 16, 2013

Pursuant to the "notice and access" rules adopted by the Securities and Exchange Commission, we have elected to provide stockholders access to our proxy materials over the Internet. Accordingly, on or about April 5, 2013 we sent a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders entitled to vote at the Annual Meeting as of the close of business on March 20, 2013, the record date of the meeting. The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Our Annual Report to Stockholders and this Proxy Statement are available at www.proxyvote.com.

OUTSTANDING STOCK AND VOTING RIGHTS

The Board has fixed the close of business on March 20, 2013 (the "Record Date") as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record on that date will be entitled to vote. Proxies will be voted as specified in the stockholder’s proxy. In the absence of specific instructions, proxies will be voted in accordance with the Company’s recommendations and in the discretion of the proxy holders on any other matter which properly comes before the meeting or any adjournment or postponement thereof. The Board has selected Mitchell P. Rales and Steven E. Simms to act as proxies with full power of substitution.

Any stockholder of record giving a proxy has the power to revoke the proxy at any time before it is exercised by either (i) delivering a written notice of revocation to Colfax Corporation at 8170 Maple Lawn Boulevard, Suite 180, Fulton, Maryland 20759, Attn: Corporate Secretary, (ii) delivering prior to the Annual Meeting a properly executed and subsequently dated proxy, or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. A beneficial stockholder who owns common stock in street name, meaning through a bank, broker or other nominee, should contact that entity to revoke a previously given proxy.

The Company will bear the total expense of this solicitation, including reimbursement paid to brokerage firms and others for their expenses in forwarding material regarding the Annual Meeting to beneficial owners. Solicitation of proxies may be made personally or by mail, telephone, Internet, e-mail or facsimile by officers and other management employees of the Company, who will receive no additional compensation for their services.

The holders of shares of the Company’s common stock and the Company's Series A perpetual convertible preferred stock (the "Series A preferred stock") are entitled to vote at the Annual Meeting. As of the Record Date, 94,108,963 shares of the Company’s common stock and 13,877,552 shares of the Company’s Series A preferred stock were outstanding. Each outstanding share of the Company’s common stock entitles the holder to one vote on all matters brought before the Annual Meeting. Each outstanding share of the Company's Series A preferred stock entitles the holder to cast a number of votes equal to the number of votes which could be cast by a holder of the shares of common stock into which such holder's share of Series A preferred stock is convertible as of the Record Date. As of the Record Date, the 13,877,552 shares of the Company's Series A preferred stock outstanding were convertible into 12,173,291 shares of the Company's common stock.

A list of stockholders of record as of the Record Date will be available for inspection during ordinary business hours at our corporate headquarters located at 8170 Maple Lawn Boulevard, Suite 180, Fulton, Maryland 20759, for 10 days prior to the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting.

The quorum necessary to conduct business at the Annual Meeting consists of a majority of the shares of the Company’s stock outstanding on the Record Date and entitled to vote at the Annual Meeting, either present in person or represented by proxy. Abstentions and broker non-votes (described below) are counted for purposes of determining the presence or absence of a quorum. In accordance with the Company’s Amended and Restated Bylaws (the "Bylaws"), to be elected each director nominee must receive a majority of the votes cast with respect to that director’s election. Incumbent directors nominated for election by the Board are required, as a condition to such nomination, to submit a conditional letter of resignation to the Chairman of the Board. In the event that a nominee for director does not receive a majority of the votes cast at the Annual Meeting with respect to his or her election, the Board will promptly consider whether to accept or reject the conditional resignation of that nominee, or whether other action should be taken. The Board will then take action and will publicly disclose its decision and the rationale behind it no later than 90 days following the certification of election results.

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. Abstentions will have no effect on the election of directors but will have the same effect as a vote against the ratification of the appointment of Ernst & Young LLP.

Under the rules of the New York Stock Exchange (the "NYSE"), the ratification of the selection of our registered public accounting firm is considered a "discretionary" item. This means that brokerage firms may vote in their discretion on this item on behalf of clients who have not furnished voting instructions at least 10 days before the date of the Annual Meeting. In contrast, the election of our directors is a "non-discretionary" item. This means brokerage firms that have not received voting instructions from their clients on this matter may not vote on this proposal (a "broker non-vote"). Broker non-votes will not be considered in determining the number of votes necessary for election and, therefore, will have no effect on the outcome of the vote for the election of directors. In addition, broker non-votes, if any, will have no effect on the outcome of the vote for the ratification of auditors.

Only stockholders as of the Record Date are entitled to attend the Annual Meeting in person. The names of stockholders of record will be on a list at the Annual Meeting and such stockholders may gain entry with a government-issued photo identification, such as a driver's license, state-issued ID card, or passport. Beneficial stockholders who own common stock in street name, meaning through a bank, broker or other nominee, must present a government-issued photo identification and proof of beneficial stock ownership as of the Record Date (such as the Notice of Internet Availability, a copy of the proxy card received if one was sent to the stockholder or an account statement or other similar evidence showing stock ownership as of the Record Date) in order to gain entry to the Annual Meeting. Stockholders who represent an entity that owns stock of the Company must present a government-issued photo identification, evidence that they are the entity's authorized representative or proxyholder and, if the entity is a beneficial owner, proof of the entity's beneficial stock ownership as of the Record Date. A person who is not a stockholder will be entitled to admission only if they present a valid legal proxy from a stockholder of record and government-issued photo identification. Please note that the use of cameras (including cell phones with photographic capabilities), recording devices and other electronic devices is strictly prohibited at the meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s directors will be elected at the Annual Meeting to serve until the next annual meeting of the Company and until their successors are duly elected and qualified. At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the following persons to serve as directors for the term beginning at the Annual Meeting on May 16, 2013: Mitchell P. Rales, Steven E. Simms, Clay H. Kiefaber, Patrick W. Allender, Thomas S. Gayner, Rhonda L. Jordan, San W. Orr, III, A. Clayton Perfall, and Rajiv Vinnakota. All nominees are currently serving on the Board.

Mr. Orr was nominated for election to the Board pursuant to the Company’s Amended and Restated Certificate of Incorporation, which provides BDT CF Acquisition Vehicle, LLC (the "BDT Investor") the right, among other things, to nominate for election to the Board and certain of its committees (subject to applicable law and the listing standards of the NYSE) up to 2 of 11 directors, depending on the beneficial ownership of the BDT Investor (and certain of its permitted transferees) of the Company’s securities. Mr. Orr has not been named to any committees of the Board. Mr. Orr is a Partner and the Chief Operating Officer of BDT Capital Partners, LLC ("BDT Capital"), the ultimate parent company of the BDT Investor and an affiliate of BDT & Company, LLC. The nomination rights granted to the BDT Investor were approved in connection with the Company’s acquisition of the entire share capital of Charter International plc (the "Charter Acquisition"), pursuant to which the Company, on September 12, 2011, entered into a securities purchase agreement with the BDT Investor. Information regarding certain related person transactions with BDT & Company, LLC and its affiliates is provided below under "Certain Relationships and Related Person Transactions."

Director Qualifications

The Nominating and Corporate Governance Committee considers, among other things, the following criteria in selecting and, in the case of nominations made by the BDT Investor and other stockholders, reviewing director nominees:

•	personal and professional integrity;

•	skills, business experience and industry knowledge useful to the oversight of the Company based on the perceived needs of the Company and the Board at any given time;

•	the ability and willingness to devote the required amount of time to the Company’s affairs, including attendance at Board and committee meetings;

•	the interest, capacity and willingness to serve the long-term interests of the Company and its stockholders; and

•	the lack of any personal or professional relationships that would adversely affect a candidate’s ability to serve the best interests of the Company and its stockholders.
Pursuant to its charter, the Nominating and Corporate Governance Committee also reviews, among other qualifications, the perspective, broad business judgment and leadership, business creativity and vision, and diversity of potential directors, all in the context of the needs of the Board at that time. We believe that Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, and ethnicity, and we seek independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The charter of the Nominating and Corporate Governance Committee affirmatively recognizes diversity as one of the criteria for consideration in the selection of director nominees, and in its deliberations and discussions concerning potential director appointments the Nominating and Corporate Governance Committee has paid particular attention to diversity together with all other qualifying attributes. In addition, the Nominating and Corporate Governance Committee annually considers its effectiveness in achieving these objectives as a part of its assessment of the overall composition of the Board. The Nominating and Corporate Governance Committee looks for candidates with the expertise, skills, knowledge and experience that, when taken together with that of other members of the Board, will lead to a Board that is effective, collegial and responsive to the needs of the Company. As further discussed below, numerous members of our Board have experience with the business systems that are an integral part of our Company culture. In addition, we feel that the familiarity of certain Board members with our business system from their work experiences at Danaher Corporation and at our Company, combined with strong input from varied and sophisticated business backgrounds, provides us with a Board that is both functional and collegial while able to draw on a broad range of expertise in the consideration of complex issues.

The biographies of each of the nominees below contain information regarding the experiences, qualifications, attributes or skills that the Nominating and Corporate Governance Committee and the Board considered in determining that the person should serve as a director of the Company.

The Board has been informed that all of the nominees listed below are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals named in the proxies may vote for a substitute designated by the Board. The Company has no reason to believe that any nominee will be unable or unwilling to serve.

Nominees for Director

The names of the nominees for director, their ages as of March 20, 2013, principal occupations, employment and other public company board service during at least the last five years, periods of service as a director of the Company, and the experiences, qualifications, attributes and skills of each nominee are set forth below:

Mitchell P. Rales (56) is a co-founder of Colfax and has served as a director of the Company since its founding in 1995. He is the Chairman of our Board of Directors. Mr. Rales has served as a member of the Board of Directors of Danaher Corporation since 1983 and as Chairman of Danaher’s Executive Committee since 1984. He has been a principal in a number of private business entities with interests in manufacturing companies and publicly traded securities for over 25 years. Mr. Rales was instrumental in the founding of our Company and has played a key leadership role on our Board since that time. He helped create the Danaher Business System, on which the Colfax Business System is modeled, and has provided critical strategic guidance to the Company during its development and growth. In addition, as a result of Mr. Rales' substantial ownership stake in our Company, he is well-positioned to understand, articulate and advocate for the rights and interests of the Company’s stockholders.

Steven E. Simms (57) has served as a director of the Company since July 27, 2011 and has been our President and Chief Executive Officer since April 2012. Mr. Simms served as the Chairman of the Board of Directors of Apex Tools, a joint venture between the Danaher Tool Group and Cooper Tools from July 2010 until February 1, 2013 and is a former Executive Vice President of Danaher Corporation. Mr. Simms held a variety of leadership roles during his 11-year career at Danaher. He became Executive Vice President in 2000 and served in that role through his retirement in 2007, during which time he was instrumental in Danaher's international growth and success. He previously served as Vice President–Group Executive from 1998 to 2000 and as an executive in Danaher's tools and components business from 1996 to 1998. Prior to joining Danaher, Mr. Simms held roles of increasing authority at Black & Decker Corporation and the Quaker Oats Company. Mr. Simms’ day-to-day leadership of Colfax, combined with his significant international business experience and familiarity with the Danaher Business System, gives the Board an invaluable Company-focused perspective supplemented by his global operational expertise.

Clay Kiefaber (57) has served as a director of the Company since May 13, 2008. He is our Executive Vice President‚ Chief Executive Officer ESAB Global and was previously our President and Chief Executive Officer from January 2010 through April 2012. Prior to joining Colfax as an executive in January 2010, he spent nearly 20 years in increasingly senior executive positions at Masco Corporation, a manufacturer of home improvement and building products and a provider of building services. Most recently, he was a Group President, where he was responsible for a $2.8 billion group of building construction components. Prior to becoming a Group President at Masco, Mr. Kiefaber was Group Vice President of Masco Builder Cabinet Group. He previously spent 14 years in increasingly senior positions in Masco’s Merillat Industries subsidiary. Mr. Kiefaber’s background provides him with a deep understanding of manufacturing operations, strategy and lean business systems, and his crucial role at our largest business adds a key management viewpoint to our Board.

Patrick W. Allender (66) has served as a director of the Company since May 13, 2008. He is the former Executive Vice President and Chief Financial Officer of Danaher Corporation, where he served from 1987 until his retirement in 2007. Prior to joining Danaher, Mr. Allender was an audit partner with a large international accounting firm. Mr. Allender is a director of Brady Corporation, where he is a member of the audit and corporate governance committees and the chairman of the finance committee, and a director of Diebold, Incorporated, where he is a member of the board governance committee and chairman of the audit committee. Mr. Allender’s prior experience as the Chief Financial Officer of a publicly traded company provides him with substantial expertise in financial reporting and risk management. In addition, his familiarity with the Danaher Business System provides targeted insight on the nature of the Company’s operations to the Board.

Thomas S. Gayner (51) has served as a director of the Company since May 13, 2008. He is President and Chief Investment Officer of Markel Corporation, a financial holding company whose principal business markets and underwrites specialty insurance products. Since 1990, Mr. Gayner has served as President of Markel Gayner Asset Management, Inc. Mr. Gayner served as a director of Markel Corporation from 1998 to 2003. Mr. Gayner currently serves on the Board of Directors of The Washington Post Company. Mr. Gayner also serves as a director of 13 funds managed by The Davis Funds. Through his experience and investment knowledge with the Markel Corporation as well as his service on the boards and committees of other publicly traded companies, Mr. Gayner brings extensive leadership, financial acumen and public company expertise to our Board.

Rhonda L. Jordan (55) has served as a director of the Company since February 17, 2009. She served as President, Global Health & Wellness, and Sustainability for Kraft Foods Inc. until 2012 and in that role led the development of Kraft’s health & wellness and sustainability strategies and plans for the company, including marketing, product development, technology, alliances and acquisitions. Prior to being named President, Health & Wellness in 2010, she was the President of the Cheese and Dairy business unit of Kraft. From 2006 to 2008 she served as the President of the Grocery business unit of Kraft and from 2004 to 2005 she was the Senior Vice President, Global Marketing of Kraft. Ms. Jordan’s management and operations experience within a large, global corporation gives her an important strategic voice in Board deliberations, and her knowledge and decision making with respect to business unit development and sustainable top-line performance makes her a valued member of our Board.

San W. Orr, III (43) has served as a director of the Company since February 22, 2012. He is Partner & Chief Operating Officer of the investment firm BDT Capital Partners, LLC, a position he has held since 2011. Prior to joining BDT Capital in 2009, Mr. Orr spent over ten years at Goldman, Sachs & Co. in several positions, including Managing Director, GS Direct, Investment Banking Division, where he advised clients and led transaction teams on mergers and acquisitions, equity, convertible and debt financings. Mr. Orr's background also includes public accounting experience as well as bankruptcy, corporate and securities and finance and tax law. Mr. Orr’s investment and transactional experience, as well as his vested interest as a director-nominee and Partner of a substantial Company stockholder, BDT Capital, adds both talent and further stockholder representation to our Board.

A. Clayton Perfall (54) has served as a director of the Company since September 21, 2010. He is the Chairman and Chief Executive Officer of Archway Marketing Services, Inc., a provider of marketing logistics and fulfillment services. From 2001 until 2008 Mr. Perfall served as the Chief Executive Officer and as a member of the Board of Directors of AHL Services, Inc. Mr. Perfall also served as the Chief Executive Officer of Union Street Acquisition Corp. from 2006 until 2008. He served as the Chief Financial Officer of Snyder Communications, Inc. from 1996 until 2000 and was previously a partner with a large international accounting firm. Mr. Perfall currently serves on the Boards of Directors of Archway Marketing Services, Inc. and Comstock Holding Companies, Inc., and previously served on the Boards of Directors of inVentiv Health, Inc. from 1999 to 2010, AHL Services, Inc. from 2001 to 2008 and Union Street Acquisition Corp. from 2006 to 2008. He is currently the audit committee chairman for Comstock Homebuilding Companies, Inc. and served as the chair of the audit committee during his time on the board of inVentiv. Mr. Perfall’s significant financial expertise and experience as an audit committee chairman and public company Chief Financial Officer, combined with his substantial executive leadership background, is an asset both to our Board and to our Audit Committee.

Rajiv Vinnakota (42) has served as a director of the Company since May 13, 2008. He is the Co-Founder and Chief Executive Officer of The SEED Foundation, a non-profit educational organization, at which he has served since 1997. Mr. Vinnakota was the chairman of The SEED Foundation board from 1997 until 2006. Prior to co-founding SEED, Mr. Vinnakota was an associate at Mercer Management Consulting. He was also a trustee of Princeton University from 2004 until 2007 and a member of the Executive Committee of the Princeton University Board of Directors from 2006 to 2007, and he served as the national chairman of Annual Giving at Princeton from 2007 until 2009. Mr. Vinnakota’s management experience, combined with his experience in the non-profit sector, brings a valuable perspective to our Board.

The Board unanimously recommends that stockholders vote "FOR" the election of each of the nominees for director listed above.

CORPORATE GOVERNANCE

Director Independence

Our Corporate Governance Guidelines require that a majority of our Board members be "independent" under the NYSE's listing standards. In addition, the respective charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee require that each member of these committees be "independent" under the NYSE's listing standards and, with respect to the Audit Committee, under the applicable SEC rules. In order for a director to qualify as "independent," our Board must affirmatively determine that the director has no material relationship with the Company that would impair the director’s independence. Our Board undertook its annual review of director independence in February 2013. The Board has determined that Mr. Allender, Mr. Gayner, Ms. Jordan, Mr. Perfall, and Mr. Vinnakota each qualify as "independent" under the NYSE's listing standards. Mr. Simms was an independent director until April 22, 2012, when he was appointed as the Company's President and Chief Executive Officer.

The independent members of our Board must hold at least two "executive session" meetings each year without the presence of management. If the Chair of the Board is not an independent director, the independent directors select an independent director to serve as Chairperson for each executive session. In general, the meetings of independent directors are intended to be used as a forum to discuss such topics as they deem necessary or appropriate. Mr. Allender serves as the presiding director of the independent director executive sessions and as such leads the independent directors during these sessions.

Board of Directors and its Committees

The Board and its committees meet regularly throughout the year, and may also hold special meetings and act by written consent from time to time. The Board held a total of six meetings during the year ended December 31, 2012. During this time all directors attended 100% of the aggregate number of meetings held by the Board and all committees of the Board on which such director served (during the period which such director was a member of the Board). Our Corporate Governance Guidelines request Board members to make every effort to attend our annual meeting of stockholders. All directors attended our annual meeting of stockholders in 2012.

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The charters for the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available on the Company’s website at www.colfaxcorp.com on the Investors page under the Corporate Governance tab. These materials also are available in print to any stockholder upon request. The Board committees review their respective charters on an annual basis. The Nominating and Corporate Governance Committee oversees an annual evaluation of the Board and each committee’s operations and performance.

Audit Committee

Our Audit Committee met 13 times during the year ended December 31, 2012. The Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The members of our Audit Committee are Mr. Perfall, Chair, Mr. Allender and Mr. Gayner. The Board has determined that Mr. Perfall qualifies as an "audit committee financial expert," as that term is defined under the SEC rules. The Board has determined that each member of our Audit Committee is independent and financially literate under the NYSE’s listing standards and that each member of our Audit Committee is independent under the standards of Rule 10A-3 under the Securities Exchange Act of 1934 (the "Exchange Act").

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee met six times during the year ended December 31, 2012. The Nominating and Corporate Governance Committee is responsible for recommending candidates for election to the Board. The committee is also responsible, among its other duties and responsibilities, for making recommendations to the Board or otherwise acting with respect to corporate governance policies and practices, including Board size and membership qualifications, new director orientation, committee structure and membership, related person transactions, succession planning for our Chief Executive Officer and other key executive officers, and communications with stockholders and other interested parties. The members of our Nominating and Corporate Governance Committee are Mr. Allender, Chair, Ms. Jordan and Mr. Vinnakota. The Board has

determined that each member of our Nominating and Corporate Governance Committee is independent under the NYSE’s listing standards.

Compensation Committee

Our Compensation Committee met eight times during the year ended December 31, 2012. The Compensation Committee is responsible, among its other duties and responsibilities, for determining and approving the compensation and benefits of our Chief Executive Officer and other executive officers, monitoring compensation arrangements applicable to our Chief Executive Officer and other executive officers in light of their performance, effectiveness and other relevant considerations and adopting and administering our equity and incentive plans. The members of our Compensation Committee are Ms. Jordan, Chair, Mr. Gayner and Mr. Vinnakota. Mr. Simms was a member of the Compensation Committee until April 22, 2012, when he stepped down from the Compensation Committee effective upon his appointment as our President and Chief Executive Officer. Mr. Simms abstained from all Board and Compensation Committee meetings and actions regarding our Chief Executive Officer succession. Concurrently with Mr. Simms' appointment as our President and Chief Executive Officer and the end of his service on the Compensation Committee on April 22, 2012, the Board appointed Mr. Gayner to the Compensation Committee, upon the recommendation of the Nominating and Corporate Governance Committee. The Board has determined that each member of our Compensation Committee is an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, a "non-employee director" within the meaning of SEC Rule 16b-3, and is independent under the NYSE’s listing standards.

The Compensation Committee annually reviews and approves the corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluates his performance in light of those goals and objectives, and determines his compensation level based on that analysis. The Compensation Committee also annually reviews and approves all elements of the compensation of our other executive officers. Our Chief Executive Officer plays a significant role in developing and assessing achievement against the goals and objectives for other executive officers and makes compensation recommendations to the Compensation Committee based on these evaluations. The Compensation Committee also reviews and makes recommendations to the Board for all new agreements with our executive officers and for all elements of director compensation. All of the Company’s incentive compensation plans and equity-based compensation plans are administered by the Compensation Committee. It is also the responsibility of the Compensation Committee to make recommendations to the Board regarding any new incentive compensation plans and equity-based compensation plans or for any increase in the shares reserved for issuance under these plans on an annual basis. The Compensation Committee also assists the Board in its oversight of risk related to the Company's compensation policies and practices applicable to all Colfax associates. For further information on our compensation practices, including a description of our processes and procedures for determining compensation, the scope of the Compensation Committee’s authority and management's role in compensation determinations, please see the Compensation Discussion and Analysis section of this Proxy Statement, which begins on page 18.

Since April of 2009 our Compensation Committee has engaged Frederic W. Cook & Co. ("Cook & Co.") as its independent compensation consultant to, among other things, formulate an appropriate peer group to be used by the Compensation Committee and to provide competitive comparison data and other compensation consulting services as requested by the Compensation Committee.  Additional information on the nature of the information and services provided by the independent compensation consultant can be found below in the Compensation Discussion and Analysis.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is, or during the last fiscal year was, an officer or an employee of the Company or any of its subsidiaries, and no Compensation Committee member has any interlocking or insider relationship with the Company which is required to be reported under the rules of the SEC.

Identification of Director Candidates and Director Nomination Process

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders. Further, as discussed above under "Election of Directors," the Company’s Amended and Restated Certificate of Incorporation provides the BDT Investor the right, among other things, to nominate for election to the Board and certain of its committees (subject to applicable law and the listing standards of the NYSE) up to 2 of 11 directors, depending on the beneficial ownership of the BDT Investor (and certain of its permitted transferees) of the Company’s securities from time to time. The Nominating and Corporate Governance Committee evaluates candidates submitted by stockholders, including the BDT Investor, in the same manner as other candidates identified to it. The Nominating and Corporate Governance Committee may also use outside consultants to assist in identifying candidates. The Nominating and Corporate Governance Committee is responsible for assessing whether a candidate may qualify as an independent director. Each possible candidate is discussed and evaluated in detail before being recommended to the Board.

The Nominating and Corporate Governance Committee recommends, and the Board nominates, candidates to stand for election as directors. Stockholders may nominate persons to be elected as directors and, as noted above, may suggest candidates for consideration by the Nominating and Corporate Governance Committee. If a stockholder wishes to suggest a person to the Nominating and Corporate Governance Committee for consideration as a director candidate, he or she must provide the same information as required of a stockholder who intends to nominate a director pursuant to the procedures contained in Section 3.3 of our Bylaws, in accordance with the same deadlines applicable to director nominations, as described below under "General Matters—Stockholder Proposals and Nominations."

Board Leadership Structure

Our Corporate Governance Guidelines specify that the positions of Chairman of the Board and Chief Executive Officer shall be held by separate persons. We believe that this structure is appropriate given the differences between the two roles in our current management structure. Our Chief Executive Officer, among other duties, is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of our Board, among other responsibilities, provides guidance to the Chief Executive Officer, takes an active role in setting the agenda for Board meetings and presides over meetings of the full Board. Our current Chairman, Mr. Rales, is not an independent director and, as noted above in "Director Independence," Mr. Allender serves as the presiding director for independent director executive sessions and as such leads the independent directors during these sessions.

Board’s Role in Risk Oversight

The Board maintains responsibility for oversight of risks that may affect the Company. The Board discharges this duty primarily through its standing committees and also considers risk in its strategic planning for the Company and in its consideration of acquisitions. The Board engages in discussions about risk at each quarterly meeting, where it receives reports from its committees, as applicable, about the risk oversight activities within their respective areas of responsibility. Specifically, the Audit Committee (i) discusses with management, those performing our internal audit function, and our independent registered public accounting firm all major risk exposures (whether financial, operating or otherwise), (ii) reviews the Company’s policies with respect to risk assessment and risk management, and (iii) oversees compliance with legal and regulatory requirements and our ethics program, including our Code of Business Conduct and Ethics. In addition, the Nominating and Corporate Governance Committee oversees the corporate governance principles and governance structures that contribute to successful risk oversight and management. The Compensation Committee oversees certain risks associated with compensation policies and practices, as discussed below.

The Audit, Nominating and Corporate Governance and Compensation Committees each make full reports to the Board of Directors at each quarterly meeting regarding each committee’s considerations and actions, and risk considerations are presented to and discussed with the Board by management as part of strategic planning sessions and when considering potential acquisitions.

Risk Assessment of Compensation Practices

Management, with oversight from the Compensation Committee, reviews our compensation policies and practices and the design of our overall compensation program in relation to our risk management practices and any potential risk-taking incentives. This assessment includes a review of the primary elements of our compensation program (base salary, annual incentives and long-term incentives) in light of potential risks. For each of these components, the assessment determined that the design, levels of compensation for and operation of each component are not reasonably likely to have a material adverse effect on the Company:

•Base Salary — Base salary levels are reviewed annually by the Compensation Committee and are not subject to incentive-based increases for fiscal year performance.
•Annual Incentive Plan — Annual incentive plan targets are linked to stated goals in key areas of operational and financial performance. These metrics are designed to enhance long-term growth and stockholder value and are balanced with individual personal goals linked to our core values, which collectively account for 30% (or 15% for Mr. Brander) of the annual incentive plan. Hence, no single factor materially affects the total potential amount of bonus awarded. Further, the use of multiple metrics is intended to prevent management from focusing on a single goal to the detriment of other metrics that we consider important to our operating performance and future growth. Our annual incentive plan caps awards payable to a participant under the plan at $5,000,000.
•Long-Term Incentives — Stock options and performance-based restricted stock unit awards are used to align executive compensation with the interests of stockholders by encouraging long-term improvement in operational and financial performance and as such does not subject the Company to heightened risks.

We believe that our compensation program includes an appropriate mix of short and long-term incentives, which mitigates the risk of undue focus on short-term targets while rewarding performance in areas that are key to our long-term success.

In addition, we have controls and other policies in place that serve to limit excessive risk-taking behavior within our compensation program, including but not limited to the following:
•oversight of our compensation process and procedures by an independent Compensation Committee;
•implementation of and training on Company-wide standards of conduct, as described further below under "Standards of Conduct";
•internal controls over our financial reporting, which are maintained and reviewed as a part of our internal audit process and further reviewed and tested by our external auditors, as overseen by the Audit Committee;
•Audit Committee oversight and review of financial results and non-GAAP metrics used in certain components of our annual incentive plan and long-term incentives;
•a stock ownership policy (as described in more detail in the Compensation Discussion and Analysis below) that further aligns the interests of management and stockholders; and
•provisions in the Company’s insider trading policy prohibiting hedging transactions that would allow the holder to limit or eliminate the risk of a decrease in the value of the Company’s securities.
The Compensation Committee reviewed with management the results of its assessment at a meeting in March 2013. Based on this review, we concluded that the risks arising from the compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Standards of Conduct

The Board has adopted Corporate Governance Guidelines, which set forth a framework to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines cover, among other things, the composition and certain functions of the Board and its committees, executive sessions, Board responsibilities, expectations for directors, and director orientation and continuing education.

As part of our system of corporate governance, the Board has also adopted a Code of Business Conduct and Ethics (the "Code of Ethics") that is applicable to all directors, officers and employees of the Company. The Code of Ethics sets forth Company policies, expectations and procedures on a number of topics, including but not limited to conflicts of interest, compliance with laws, rules and regulations (including insider trading laws), honesty and ethical conduct, and quality. The Code of Ethics also sets forth procedures for reporting violations of the Code and investigations thereof.

The Corporate Governance Guidelines and Code of Ethics are available on the Company’s website at www.colfaxcorp.com on the Investors page under the Corporate Governance tab. These materials also are available in print to any stockholder upon request.

The Company has a Policy on Insider Trading and Compliance which, in addition to mandating compliance with insider trading laws, prohibits any director, officer or employee of the Company from engaging in short sales, transactions in derivative securities (including put and call options), or other forms of hedging and monetization transactions, such as zero-cost collars, equity swaps, exchange funds and forward sale contracts, that allow the holder to limit or eliminate the risk of a decrease in the value of the Company’s securities. Further, we have stock ownership policies applicable to our directors and executives to promote alignment of interests between our stockholders, directors and management.

Certain Relationships and Related Person Transactions

Policies and Procedures for Related Person Transactions

We have adopted a written Policy Regarding Related Person Transactions pursuant to which our Nominating and Corporate Governance Committee or a majority of the disinterested members of our Board generally must approve related person transactions in advance. The policy applies to any transaction or series of similar transactions involving more than $120,000 in which the Company is a participant and in which a "related person" has a direct or indirect material interest. "Related persons" include the Company's directors, nominees for director, executive officers, and greater than 5% stockholders, as well as the immediate family members of the foregoing. In approving or rejecting the proposed transaction, our Nominating and Corporate Governance

Committee takes into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the person's interest in the transaction and, if applicable, the impact on a director's independence. Under the policy, if we discover related person transactions that have not been approved, the Nominating and Corporate Governance Committee is to be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.

Related Person Transactions

Set forth below is a summary of certain transactions since January 1, 2012 in which (i) the Company is a participant, (ii) any of our directors, executive officers, beneficial owners of more than 5% of our common stock or Series A preferred stock, or the immediate family members of any of the foregoing has or will have a direct or indirect material interest and (iii) the amount involved exceeds or will exceed $120,000:
Transactions with Mitchell and Steven Rales and Danaher Corporation. On February 18, 2013, the Company entered into an amendment to the registration rights agreement, dated May 30, 2003, by the Company and each of Mr. Mitchell P. Rales and Mr. Steven M. Rales. The amendment extends the duration of the registration rights period for 18,271,832 shares of Colfax common stock subject to the agreement until May 8, 2016. In consideration for entering into the amendment, each of Mr. Mitchell P. Rales and Mr. Steven M. Rales agreed to refrain from exercising their registration rights prior to May 8, 2013, the original expiration date of the registration rights period under the agreement.

During 2012, our management and Mr. Mitchell P. Rales utilized Mr. Mitchell P. Rales’ personal plane for travel in order to undertake certain time-sensitive Colfax meetings. The business expenses for the associated use of Mr. Mitchell P. Rales’ plane for this purpose were reimbursed by us in an amount of approximately $190,000.
Certain of our subsidiaries purchase products from and sell products to Danaher Corporation ("Danaher") from time to time in the ordinary course of business and on an arms'-length basis. In 2012, our subsidiaries purchased approximately $800,000 of products from, and sold approximately $60,000 of products to, Danaher, which is less than 0.03% of our, and of Danaher's, gross revenues for 2012. Our subsidiaries intend to purchase products from and sell products to Danaher in the future in the ordinary course of their businesses and on an arms'-length basis. Mitchell P. Rales is the Chairman of Danaher's executive committee and Steven M. Rales is the Chairman of Danaher's Board of Directors, and both are the beneficial owners of at least 5% of Danaher's outstanding common stock and our outstanding common stock.

Transactions with BDT Capital. On February 22, 2012, Mr. San W. Orr, III was appointed to our Board. Mr. Orr is a Partner and the Chief Operating Officer of BDT Capital Partners, LLC, the ultimate parent company of the BDT Investor and an affiliate of BDT & Company, LLC. Mr. Orr was designated for election to the Board pursuant to our Amended and Restated Certificate of Incorporation, which provides the BDT Investor the right, among other things, to exclusively nominate for election to the Board and certain of its committees (subject to applicable law and the listing standards of the NYSE) up to 2 of 11 directors, depending on the beneficial ownership of the BDT Investor (and certain of its permitted transferees) of our securities.

In connection with the Charter Acquisition, on September 12, 2011 we entered into a securities purchase agreement with the BDT Investor, pursuant to which on January 24, 2012 we sold to the BDT Investor (i) 14,756,945 shares of our common stock at a purchase price of $23.04 per share, and (ii) 13,877,522 shares of newly-created Series A preferred stock at a purchase price of $24.50 per share, for an aggregate purchase price of $680 million. As the holder of the Series A preferred stock, the BDT Investor is entitled to receive cumulative cash preferred dividends, payable quarterly, at a per annum rate of 6% of the liquidation preference (defined as $24.50), provided that the dividend rate shall be increased to a per annum rate of 8% if we fail to pay the full amount of any dividend required to be paid on such shares until the date that full payment is made. Since January 1, 2012 through the first quarter of 2013, quarterly dividend payments totaling $22,471,459 have been made to the BDT Investor. Further, pursuant to the securities purchase agreement, on January 24, 2012 we entered into a registration rights agreement with the BDT Investor pursuant to which the Company filed a registration statement covering the resale of common stock issued to the BDT Investor (including the shares issuable upon conversion of the Series A preferred stock) and under which the BDT Investor has demand registration rights and piggyback registration rights in certain circumstances.

In 2012, the Company paid a total of $26.35 million in fees to BDT & Company, LLC in connection with the Charter Acquisition, consisting of $12.5 million in merger and acquisition fees, $11.9 million in equity placement fees, $1.7 million in commitment fees and $250,000 in related expenses. BDT & Company, LLC served as our financial advisor and placement agent for the Charter Acquisition and is an affiliate of BDT Capital and the BDT Investor.

Contacting the Board of Directors

The Board of Directors has established a process for stockholders and interested parties to communicate with the Board and to report complaints or concerns relating to our accounting, internal accounting controls or auditing matters. Stockholders and interested parties wishing to communicate with our Board may do so by writing to any of the members of the Board, the Chairman of the Board, or the non-management members of the Board as a group, at:

Colfax Corporation
8170 Maple Lawn Boulevard, Suite 180
Fulton, Maryland 20759
Attn: Corporate Secretary

Complaints or concerns relating to our accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Other correspondence will be referred to the relevant director or group of directors. Our Policy on Stockholder and Interested Party Communications with the Board of Directors (the "Board Communications Policy") requires that any stockholder communication to members of the Board must prominently display the legend "Board Communication" in order to indicate to the Corporate Secretary that it is communication subject to our policy and will be received and processed by the Corporate Secretary’s office. Each communication received by the Corporate Secretary is copied for our files and promptly forwarded to the addressee. In our Board Communications Policy, the Board has requested that certain items not related to the Board’s duties and responsibilities be excluded from forwarded communications, such as mass mailings and business advertisements. In addition, the Corporate Secretary is not required to forward any communication that the Corporate Secretary, in good faith, determines to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable. However, the Corporate Secretary maintains a list of each communication subject to this policy that is not forwarded, and on a quarterly basis delivers the list to the Chairman of the Board. In addition, each communication subject to this policy that is not forwarded because it was determined by the Secretary to be frivolous, commercial advertising, irrelevant or similarly unsuitable is nevertheless retained in our files and made available at the request of any member of the Board to whom such communication was addressed.

DIRECTOR COMPENSATION

During 2012 our Board, at the recommendation of our Compensation Committee, approved revisions to our directors’ compensation program for non-employee directors effective on May 16, 2012. The Compensation Committee recommended these changes to realign our director compensation program following the significant growth of the Company and in acknowledgment of the increased oversight duties of the Board as a result of the Charter Acquisition. The value of the annual cash retainer for non-executive directors was increased by $10,000 to $45,000. For 2012, this annual cash retainer increase was pro-rated for the period from May 16, 2012 through fiscal year-end. In addition, the annual equity grant value was increased by $20,000 to $80,000. Further, modifications to the form of the annual equity grant were made to replace a single grant of director restricted stock units that vested over a three-year period with a grant consisting of 50% director restricted stock units, which vest after one year of service on the Board, and 50% director stock options, which are fully vested upon grant and exercisable for a seven-year term.

The revisions to our directors' compensation program were made using input from a director compensation analysis conducted by Cook & Co., the Committee's independent compensation consultant, which primarily utilized competitive data drawn from the list of peer companies prepared by the Compensation Committee following the Charter Acquisition and reviewed by Cook & Co. The list of peer companies used for this purpose were: Crane Co., Flowserve Corporation, Gardner Denver, Inc., Harso Corporation, Kennametal Inc., Lincoln Electric Holdings, Inc., Pentair, Ltd., Regal Beloit Corporation, SPX Corporation, and Terex Corporation. This list reflects a set of companies more comparable to Colfax following the Charter Acquisition and is the same group used by the Compensation Committee as a reference for its executive compensation decisions during 2012. As a supplement to this analysis, the Compensation Committee also reviewed survey data provided by Cook & Co. targeted for capital goods companies similar in size to Colfax to further assist the Compensation Committee in evaluating competitive levels for director compensation. Additional information on Cook & Co. can be found below in the Compensation Discussion and Analysis.

As a result of this review and the approval of these revisions at our May 2012 meeting, our non-employee Board members receive the following:

•	an annual cash retainer of $45,000;

•
an annual equity award valued at $80,000 awarded in connection with our annual meeting of stockholders, which consists of 50% director restricted stock units that vest after one year of service on the Board and 50% director stock options, which are fully vested and exercisable for a seven-year term;

•
a $15,000 annual retainer for service as the Chair of our Audit Committee and a $10,000 annual retainer for service as Chair of the Compensation Committee or of the Nominating and Corporate Governance Committee; and

•	an initial equity grant of 5,556 restricted stock units upon joining the Board, which vest in three equal annual installments and are delivered upon termination of service on the Board.

Our non-executive chairman of the Board is entitled to receive an annual cash retainer of $1 and does not receive any other cash fees or the initial or annual equity awards described above.

The Board has also approved a stock ownership policy for our directors. Each director is required to have ownership of our common stock (including shares issuable upon exercise of stock options and shares underlying restricted stock units) equal to five times the annual cash retainer within five years of joining the Board. If a non-employee director retains the initial and annual restricted stock unit grants and option grants it is anticipated that the director will be in compliance with this requirement within two years of joining the Board.

In addition, the Board has adopted a Director Deferred Compensation Plan which permits non-employee directors to receive, at their discretion, deferred stock units, or DSUs, in lieu of their annual cash retainers and committee chairperson retainers. A director who elects to receive DSUs receives a number of units determined by dividing the cash fees earned during, and deferred for, the quarter by the closing price of our common stock on the date of the grant, which is the last trading day of the quarter. A non-employee director also may convert director restricted stock unit grants to DSUs under the plan. DSUs granted to our directors convert to shares of our common stock after termination of service from the Board, based upon a schedule elected by the director in advance. In the event that a director elects to receive DSUs, the director will receive dividend equivalent rights on such DSUs to the extent dividends are issued on our common stock. Dividend equivalents are deemed reinvested in additional DSUs (or fractions thereof).

We also reimburse all directors for travel and other necessary business expenses incurred in the performance of their services on our Board and the committees thereof and extend coverage to them under our directors’ and officers’ indemnity insurance policies.

The following table sets forth information regarding compensation paid to our directors during 2012:

Director Compensation for 2012

Name (1)	Fees Earned or Paid in Cash ($)		Stock Awards ($) (4)		Option Awards ($) (7)	All Other Compensation ($)		Total ($)
Mitchell P. Rales	1		—		—	—		1
Patrick W. Allender	51,250	(2)	39,996	(5)	39,974	—		131,220
Joseph O. Bunting III	10,791	(3)	—		—	13,834	(8)	24,625
Thomas S. Gayner	41,250	(2)	39,996	(5)	39,974	—		121,220
Rhonda L. Jordan	51,250	(2)	39,996	(5)	39,974	—		131,220
San W. Orr, III	36,194		237,956	(6)	39,974	—		314,124
A. Clayton Perfall	56,250	(2)	39,996	(5)	39,974	—		136,220
Rajiv Vinnakota	41,250		39,996		39,974	—		121,220
_____________________________________

(1)
See the Summary Compensation Table in the Executive Compensation section of this Proxy Statement for additional compensation disclosure related to Messrs. Simms and Kiefaber. On April 22, 2012, Mr. Simms was appointed by the Board as our President and Chief Executive Officer, succeeding Mr. Kiefaber. In connection with his appointment, Mr. Simms stepped down from the Compensation Committee of the Board effective April 22, 2012 but remained a director of the Company. Mr. Kiefaber, who resigned as our President and Chief Executive Officer and accepted a new position as the Chief Executive Officer of our ESAB Global business and as an Executive Vice President of the Company, also remained a member of the Board. Mr. Kiefaber does not receive any additional compensation in connection with his services as a director and, as of Mr. Simms' appointment as our President and Chief Executive Officer, he has not received any additional compensation in connection with his services as a director.

Concurrently, on April 22, 2012 Joseph O. Bunting III resigned from the Board in order to permit the Board to maintain a majority of independent directors following the appointment of Mr. Simms as President and Chief Executive Officer of the Company and the Board entered into a consulting agreement with Mr. Bunting (the "Consulting Agreement"). Under the Consulting Agreement, Mr. Bunting agreed to serve as a strategic advisor to the Board and to the Company’s management. The Consulting Agreement has no specific term and may be terminated by the Board or Mr. Bunting at any time. Under the Consulting Agreement, Mr. Bunting receives an annual fee of $20,000, payable on a quarterly basis. This fee was pro-rated for the remainder of 2012 and is reflected in the "All Other Compensation" column above.

(2)
Messrs. Allender, Gayner, Perfall and Ms. Jordan elected to receive DSUs in lieu of their annual cash retainers and committee chairperson retainers. DSUs convert to shares of our common stock after termination of service from the Board, based upon a schedule elected by the director in advance. During 2012, the amount of DSUs received in lieu of annual cash retainers and committee chairperson retainers by these directors was as follows: Mr. Allender— 1,488, Mr. Gayner— 1,197, Ms. Jordan— 1,488 and Mr. Perfall— 1,635. DSUs received for these cash retainers are considered "vested" for the purposes of the table below.

(3)	For Mr. Bunting, these fees reflect the pro rata portion of annual cash retainer earned by Mr. Bunting prior to his resignation from the Board on April 22, 2012.

(4)
Amounts shown in the "Stock Awards" column represent the aggregate grant date fair value for stock awards to each director during 2012, as computed pursuant to Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 ("FASB ASC Topic 718"). See note 11 to our consolidated financial statements for the year ended December 31, 2012, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 19, 2013. The amounts reflect, for all directors other than Mr. Orr, the grant date fair value of the annual grant of 1,383 restricted stock units made to directors in connection with the annual meeting of stockholders, which vest in full on May 16, 2013. For Mr. Orr, the amount shown reflects the grant date fair value of the annual grant plus a grant date fair value of $197,960 relating to the 5,556 restricted stock units granted upon his appointment to the Board on February 22, 2012.

(5)
1,383 restricted stock units granted to these directors, which were awarded in connection with the annual meeting of stockholders, were converted into DSUs at the election of each director. DSUs convert to shares of our common stock after termination of service on the Board, based upon a schedule selected by each director in advance.

(6)
The portion of this grant amount consisting of 5,556 restricted stock units awarded upon Mr. Orr's appointment to the Board vests in three equal annual installments beginning on February 22, 2013 and will be delivered upon termination of service on the Board.

(7)
Amounts represent the aggregate grant date fair value for options on 3,458 shares granted to each director in connection with the annual meeting of stockholders, as computed pursuant to FASB ASC Topic 718. See note 11 to our consolidated financial statements for the year ended December 31, 2012, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 19, 2013. The director stock options are fully vested upon grant and exercisable for a seven-year term.

(8)	See footnote (1) above for a description of the Consulting Agreement entered into with Mr. Bunting.

As of December 31, 2012, the aggregate number of unvested stock awards and options outstanding held by our non-employee directors was as follows:

Name	Restricted Stock Units	Stock Options
Mitchell P. Rales	—	—
Patrick W. Allender	4,836	3,458
Thomas S. Gayner	4,836	3,458
Rhonda L. Jordan	4,836	3,458
San W. Orr, III	6,939	3,458
A. Clayton Perfall	5,801	3,458
Rajiv Vinnakota	4,836	3,458

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification as a matter of good corporate practice with a view towards soliciting stockholders’ opinions which the Audit Committee will take into consideration in future deliberations. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives for Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the aggregate fees for services rendered by Ernst & Young LLP for the Company for the fiscal years ended December 31, 2012 and 2011:

Fee Category	2012	2011
Audit Fees	$3,881,414	$1,479,600
Audit-Related Fees	—	—
Tax Fees	$1,087,617	$265,781
All Other Fees	$305,930	$568,268
Total	$5,274,961	$2,313,649

Audit Fees. This category of the table above includes fees for the fiscal years ended December 31, 2012 and 2011 that were for professional services rendered (including reimbursement for out-of-pocket expenses) for the integrated audits of our annual consolidated financial statements, for reviews of the financial statements included in our Quarterly Reports on Form 10-Q, and for statutory audits.

Audit-Related Fees. This category of the table above includes the fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under "Audit Fees."

Tax Fees. This category of the table above includes fees billed for tax compliance, tax preparation, tax planning and other tax services. For 2012, Tax Fees were incurred as follows:
•Tax Compliance and Tax Preparation — $655,191
•Tax Planning and Other Tax Services — $432,426

All Other Fees. This category of the table above includes fees billed for products and services other than those described above under Audit Fees, Audit-Related Fees and Tax Fees. For 2012, these included fees incurred for consent and comfort letter procedures, acquisition-related procedures, assignment services and business-related immigration and international social security services. For 2011, these included fees incurred in connection with the preparation of the Definitive Proxy Statement and a Prospectus in the United Kingdom for the approval of the Charter Acquisition.

The Audit Committee has considered whether the services rendered by the independent registered public accounting firm with respect to the fees described above are compatible with maintaining the independent registered public accounting firm's independence and has concluded that such services do not impair its independence.

Audit Committee’s Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee must pre-approve all auditing services, review and attest services, internal control related services and non-audit services provided to the Company by the independent registered public accounting firm and all fees payable by the Company to the independent registered public accounting firm for such services. The Audit Committee has adopted a pre-approval policy to promote compliance with the NYSE's listing standards and the applicable SEC rules and regulations relating to auditor independence. In accordance with the Audit Committee charter and the pre-approval policy, the Audit Committee reviews with Ernst & Young LLP and management the plan and scope of Ernst & Young LLP's proposed annual financial audit and quarterly reviews, including the procedures to be utilized and Ernst & Young LLP's compensation, and pre-approves all auditing services, review and attest services, internal control related services and permitted non-audit services (including the fees and terms thereof) to be performed for us by Ernst & Young LLP. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee consistent with the pre-approval policy, provided that the decisions of such Audit Committee member or members must be presented to the full Audit Committee at its next scheduled meeting. Pre-approval of permitted non-audit services can only be approved by the full Audit Committee.

The Board unanimously recommends that stockholders vote "FOR" the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013.

AUDIT COMMITTEE REPORT

The Audit Committee consists of A. Clayton Perfall, Patrick Allender and Thomas Gayner. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

The Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2012 with management and with the Company's independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm confirming its independence, as required by applicable requirements of Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed the independent registered public accounting firm's independence with the independent registered public accounting firm. On the basis of the reviews and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2012 be included in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

A. Clayton Perfall, Audit Committee Chair
Patrick Allender
Thomas Gayner

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for 2012 should be read together with the compensation tables and related disclosures set forth under the section heading "Executive Compensation."

Executive Summary

The following discussion provides details regarding our executive compensation program and the compensation of our named executive officers in 2012. Our named executive officers for 2012 are Messrs. Simms, Kiefaber, Brannan, Pryor, Brander and Ms. Puckett.

Fiscal 2012 Compensation Program Developments and Highlights

Our executive compensation approach focuses on linking compensation to Company performance while aligning the interests of management and stockholders. The Compensation Committee's 2012 compensation decisions were made against the backdrop of the completion of the Charter Acquisition in the first quarter of 2012, which significantly increased our size, accelerated our growth strategy, enhanced our business profile and furthered our journey to becoming a premier global industrial enterprise.

The key actions of our Compensation Committee and highlights of our executive compensation program in 2012 include:

•
our continued recruitment and retention of a talented management team, including the appointment of Steven E. Simms as our President and Chief Executive Officer, as discussed further below under "2012 CEO Succession," succeeding Clay H. Kiefaber who transitioned to a new position as the Chief Executive Officer of our ESAB Global business and as an Executive Vice President of the Company;

•
the design of Mr. Simms' CEO compensation package, including the grant of a long-term equity incentive award structured over a three-year performance period that is intended to further align Mr. Simms' compensation with the strategic goals of the Company during a transformative period for Colfax;

•
the annual establishment of targeted metrics for our executive team tied to the performance of the Company’s businesses in order to earn payments under our annual cash bonus plan, the Colfax Corporation Annual Incentive Plan (the "Annual Incentive Plan");

•
bonus payments that reflect our commitment to pay-for-performance, which for 2012 resulted in reduced payouts when we were unable to fully achieve operational and performance targets, as discussed further below under "Company Performance and Annual Incentive Plan Payouts" and "Elements of our Executive Compensation Program— Annual Incentive Plan"; and

•	our use of annual equity awards that include:

◦	stock options with a three-year vesting period following their grant date; and

◦
performance-based restricted stock units (PRSUs) conditioned upon achieving targets reflective of long-term adjusted earnings per share growth goals and earned, if at all, based on our cumulative adjusted earnings per share results for any four consecutive fiscal quarters beginning in 2012 and ending in 2015. These PRSUs, if earned during the applicable performance period, are subject to additional service-based vesting requirements such that no shares are actually delivered to executives until the fourth and fifth year after grant provided that the executive remains with the Company.

Company Performance and Annual Incentive Plan Payouts

As noted above, compensation decisions for 2012 were made by the Compensation Committee while taking into account the first year of integration for the businesses acquired as a result of the Charter Acquisition and were impacted by our actual results falling short of the Annual Incentive Plan targets set for our Company. Though we have made significant progress following the Charter Acquisition on our improvement plans and growth initiatives, results compared against our previously set budget goals were lower than the targets set for executive officers other than Mr. Brander. However, because the Annual Incentive Plan was designed so that a shortfall in achieving the performance goals had a proportionately larger impact on plan payout, Annual Incentive Plan payments for named executive officers (excluding Mr. Brander) were based on 65.3% of target bonus achievement before taking into account personal objective scores, as discussed further below under "Elements of our Executive Compensation Program— Annual Incentive Plan." Our Howden business exceeded its operational targets and as such the performance-based bonus compensation for Mr. Brander, Howden's Chief Executive Officer, reflects this achievement.

The following chart shows that the Annual Incentive Plan payouts for 2012 were strongly aligned with our pay-for-performance philosophy:
Annual Incentive Plan Performance and Payout Achieved

* Excludes individual performance objective scores and, for Mr. Brander, Howden-level performance measures. For Mr. Simms, Annual Incentive Plan performance goals were pro-rated for the quarterly periods during which he was employed by us during 2012 and his payout achievement reflected this proration, as set forth on page 24 below.
2012 CEO Succession
On April 22, 2012, our Board appointed Steven E. Simms as the Company’s President and Chief Executive Officer. In connection with his appointment, we entered into an employment agreement with Mr. Simms (the "CEO Employment Agreement"), under which he is employed with us for a three-year term with automatic one-year renewals thereafter unless the Board or Mr. Simms elects not to extend the term prior to its renewal. Mr. Simms' long-term equity incentive award, as discussed further below, was also structured over a three-year performance period. The design of these compensation components is intended to ensure long-term focused strategic leadership from Mr. Simms over a crucial evolutionary period for the Company.
Mr. Simms' compensation arrangements resulted from an arm's length negotiation. Mr. Simms abstained from all Board and Compensation Committee meetings and actions regarding this Chief Executive Officer succession. The Board and the Compensation Committee reviewed general executive new-hire market analysis provided by Cook & Co., the Committee's independent compensation consultant, and also utilized competitive data drawn from the same list of peer companies previously reviewed by Cook & Co. and used as a general reference by the Compensation Committee for our other executive officers (see "Other Aspects of Our Executive Compensation Program — Role of Compensation Consultant and Peer Data Review" below). Informed by the strategic goals of the Company, the Board and the Compensation Committee considered the same compensation program elements and principles used for our other executives. In addition, specific factors the Compensation Committee considered in setting Mr. Simms' new hire compensation (none of which was assigned a particular weight by the Compensation Committee) included: (i) the importance of the CEO position and CEO continuity during this transformative phase following the Charter Acquisition, (ii) given our expectations for future growth, his ability to lead a company significantly larger and more complex than we are currently, which also makes Mr. Simms a target for companies with greater current resources, (iii) his global operational expertise and (iv) Mr. Simms' significant experience with the Danaher Business System, upon which the Colfax Business System that serves as the foundation of our operations is modeled.
Pursuant to his CEO Employment Agreement, Mr. Simms' ongoing compensation includes:

•	an annual base salary of $950,000; and

•	a target opportunity under our Annual Incentive Plan of not less than 125% of his base salary.
Further, in lieu of providing for an annual equity award in each of the three years covered by Mr. Simms' employment agreement, the Compensation Committee determined to grant an initial long-term equity incentive award for Mr. Simms linked to this transformative three-year period for the Company, further aligning his compensation with our long-term vision for potential future growth and success that, if achieved, would be shared by our stockholders during this time. Mr. Simms' long-term incentive award, structured over a three-year performance period, is comprised of:

•	364,286 stock options, which fully cliff vest on April 21, 2015 and expire seven years from the grant date; and

•
159,475 PRSUs that will vest subject to the achievement of both performance and service conditions. Specifically, the Company's cumulative adjusted earnings per share must equal or exceed $1.75 during any four consecutive fiscal quarters beginning with the third fiscal quarter of 2012 and ending with the first quarter of 2015. If the adjusted earnings per share target is achieved, the award earned will fully vest on April 21, 2015 conditioned on continued employment until such date.

This long-term incentive award had a target value of $10.1 million at the time of grant ($5.1 million options, $5 million PRSUs). Under the CEO Employment Agreement, Mr. Simms' was also granted a signing bonus of 350,000 stock options that vest in full on the third anniversary of the grant date and had a target value of $4.9 million at the time of grant, for an aggregate target value for his new hire equity awards of $15 million ($10 million options, $5 million PRSUs). The aggregate target value of his long-term incentive award was determined following consideration by the Compensation Committee of the market analysis, competitive data and specific factors detailed above. Further, the signing bonus of 350,000 stock options was provided to Mr. Simms as a transition-related inducement to compensate him for other opportunities he would forego by joining us. The Board and the Compensation Committee viewed these compensation arrangements, in aggregate, as critical to Mr. Simms' decision to accept employment with us.
While the long-term incentive awards granted at the time of hire are intended to replace Mr. Simms' annual equity compensation during the initial three-year performance period, in anticipation of extending the term of the CEO Employment Agreement the Compensation Committee may, at a future time, provide for one or more long-term incentive awards intended to cover Mr. Simms' service at our Company after the initial CEO Employment Agreement term end date of April 21, 2015.
The following table is intended to show Mr. Simms' total compensation, both as reported in the Summary Compensation Table for the last completed fiscal year and reflecting the intended allocation of the long-term equity award as pro-rated over the three-year performance period:
Chief Executive Officer Compensation for Fiscal Year 2012
as Reported in Summary Compensation Table

	Compensation for Fiscal Year 2012 (Intended 2012 Allocation)	One-Time Transitional Compensation for Fiscal Year 2012 (vests in full in 2015)	Compensation for Fiscal Year 2012 (Intended 2013 and 2014 Allocations)	Total Compensation as Reported in Summary Compensation Table
Salary	$657,692	—	—	$657,692
Annual Incentive Plan Award	$669,060	—	—	$669,060
Stock Option Signing Bonus	—	$4,508,000	—	$4,508,000
Long-Term Incentive Stock Options	$1,564,001	—	$3,128,003	$4,692,004
Long-Term Incentive PRSUs	$1,700,004	—	$3,400,007	$5,100,011
All Other Compensation	$18,875	—	—	$18,875
	______________________________________________________	______________________________________________________	______________________________________________________	______________________________________________________
Total	$4,609,632	$4,508,000	$6,528,010	$15,645,642

Further, a significant portion of Mr. Simms' target annual compensation, including the intended allocation of the long-term equity award over the three-year performance period, is "at-risk" performance based compensation, as reflected below for 2012:

Additional details regarding Mr. Simms' long-term incentive award and Annual Incentive Plan payment for the 2012 fiscal period are contained in the remainder of the Compensation Discussion and Analysis. A description of the material terms of Mr. Simms' CEO Employment Agreement is set forth under "Elements of our Executive Compensation Program — Employment Agreements" and under "Potential Payments Upon Termination or Change in Control" below.

Overview of Our Executive Compensation Program

The Compensation Committee’s approach to executive compensation is drawn from our overall executive compensation philosophy, which is to offer our management, including our named executive officers, compensation that is both competitive and flexible and that meets our goals of attracting, retaining, incentivizing and rewarding high quality, performance-driven leadership so that we can achieve our financial and strategic objectives and continue to grow our Company.

Utilizing this philosophy, our executive compensation program has been designed to:

•	reinforce the Company’s values and mission;

•	link awards to industry-leading performance;

•	align the long-term performance responsibilities of executives with the long-term interests of stockholders; and

•	provide transparency through simplicity of design.

The Compensation Committee looks at each compensation element individually while also considering the total compensation package provided to ensure a fair and flexible mix designed to appropriately incentivize our executives. Each primary element of our compensation program has a different purpose:

•
base salaries—should be competitive in order to attract and retain our executive talent and provide an element of compensation that is not at risk in order to avoid fluctuations in compensation that could distract executives from the performance of their responsibilities;

•
Annual Incentive Plan—is designed to reward our executive officers for achievement in key areas of Company operational and financial performance, as well as to recognize the executive’s performance during the year; and

•
long-term incentive plans—are designed to align the rewards of the executives with the interests of stockholders by encouraging sustained and superior long-term operational and financial performance and increases in stockholder value over an extended period of time.

For Mr. Brander, given the timing of the Charter Acquisition which occurred at the end of our Company's fiscal year compensation planning process, his compensation decisions also incorporated Howden's pre-acquisition compensation program, including the 2012 Howden Management Incentive Plan (the "2012 Howden Bonus Plan") formulated by Charter prior to closing of the Charter Acquisition and discussed further below. Going forward, we plan to further align Mr. Brander's compensation package consistent with the program design for our other executive officers.

Elements of Our Executive Compensation Program

Review Following the Charter Acquisition. During 2012, following an assessment by our Compensation Committee the target compensation achievable under each element of compensation for our executive officers was increased from the 2011 levels set pre-Charter Acquisition to reflect their expanded responsibilities following the Charter Acquisition and the Compensation Committee's competitive marketplace review given our increased size. These are initial adjustments in what the Compensation Committee expects to be increases phased-in annually over the next few years. Future year increases, if any, in the levels of target compensation for executive officers' base salary, Annual Incentive Plan participation, and long-term equity incentive grants will be designed to appropriately transition the total compensation packages provided for our executive officers to levels commensurate with our Company's size, complexity and growth following the Charter Acquisition while taking into account each executive's continued level of performance and potential contributions to the Company.

Base Salary. As noted above, our base salary goal is to be competitive to ensure that we can attract the best qualified individuals and retain our senior management. Base salaries, set initially in each executive officer's employment agreement as negotiated with and approved by the Board upon recommendation from the Compensation Committee at the time of hire, are reviewed annually with this objective in mind. The annual base salary levels set for our named executive officers in fiscal 2012 were based on the Compensation Committee’s assessment of the relative scope of roles and responsibilities of management and the results of their individual performance assessments, combined with perspective from the competitive compensation data provided by Cook & Co. and the Compensation Committee’s reasoned business judgment. Mr. Simms' salary for 2012 was set pursuant to the terms of his CEO Employment Agreement. For our other named executive officers except for Mr. Brander, base salaries for 2012 increased from 2011 levels set pre-Charter Acquisition, reflecting their expanded responsibilities following the Charter Acquisition and the Compensation Committee's competitive marketplace review given our increased size. Mr. Kiefaber's base salary was set while he was serving as our Chief Executive Officer and was determined to be appropriate in light of the Chief Executive Officer succession given his experience with Colfax and leadership of our largest business. The increase in base salaries paid during 2012 is set forth below:

Named Executive Officer	2011 Base Salary	2012 Base Salary Paid (includes pro-rata increase post-Charter Acquisition)	Percentage Increase
Mr. Kiefaber	$525,000	$621,154	18.4%
Mr. Brannan	$350,000	$373,007	6.6%
Mr. Pryor	$350,000	$388,462	11.0%
Ms. Puckett	$300,000	$330,769	10.3%

Mr. Brander's 2012 base salary of £260,000 was reviewed and approved by the Compensation Committee after consideration of Howden's pre-acquisition compensation program and in light of the competitive marketplace review for his role within the Company following the completion of the Charter Acquisition.

Annual Incentive Plan. As noted above, the goal of our Annual Incentive Plan is to reward our executive officers for achievement in key areas of Company operational and financial performance. Our Annual Incentive Plan provides our named executive officers the opportunity to receive a bonus payment, which is expressed as a percentage of the executive’s base salary (i.e., their "target bonus"). The annual cash bonus targets incentivize our named executive officers to achieve outstanding performance in what we view as key Company financial and operational metrics, establishing a long-term goal of growth for Colfax from year-to-year. The performance measures and specific financial and operational metrics used, which are discussed below in greater detail, are set at the beginning of each year. Actual bonus amounts are determined following the end of the performance period and are based on performance relative to pre-established goals.

For 2012, as was the case for base salary increases, Annual Incentive Plan targets were set by the Compensation Committee with particular attention given to our executives' expanded responsibilities following the Charter Acquisition and the Compensation Committee's competitive marketplace review given our increased size. Mr. Simms' target amount of 125% was set pursuant to the terms of the CEO Employment Agreement. He was paid a pro-rated amount of his Annual Incentive Plan bonus for the period during which he was employed by us in 2012. For Messrs. Kiefaber, Brannan, Pryor and Ms. Puckett, the Compensation Committee set a target bonus percentage of base salary in the following amounts:

NEO	AIP Target
Kiefaber	100%
Brannan	60%
Pryor	60%
Puckett	60%

Mr. Brander's annual bonus for 2012 was awarded under the 2012 Howden Bonus Plan, the materials terms of which are described under "2012 Howden Bonus Plan" below.

Financial and Operational Metrics. Consistent with prior years, a substantial percentage of the funding for the Annual Incentive Plan in 2012 was determined by the achievement of performance metrics based on Board-approved corporate goals for the year. For each named executive officer other than Mr. Brander, the achievement of financial performance metrics represented 70% of the funding for their 2012 potential annual bonuses. The remaining 30% of the Annual Incentive Plan bonus funding was based on Compensation Committee-approved personal objectives for each named executive officer other than Mr. Brander.

With respect to the financial and operational performance metrics and their relation to Annual Incentive Plan bonus targets, the Annual Incentive Plan is strictly formulaic in nature and neither the Board, the Compensation Committee nor any executive officer is able to exercise any discretion with respect to the levels of each performance metric once set. Levels of each metrics' achievement are then assigned a payout percentage of the bonus target set on a graduated scale increasing non-linearly from the threshold performance goal through a capped maximum performance goal with 100% target goal achievement resulting in 100% payout of the individual's bonus target for that performance metric. Due to the nature of the payout scale, a one percentage point increase or decrease in achievement of a metric does not directly correspond to a one percentage point increase or decrease in the payout percentage of the target bonus for that metric. The Compensation Committee retains the discretion to adjust Annual Incentive Plan awards downward. Annual Incentive Plan awards may not be adjusted upward from the resulting payout for the level of performance achieved.

For 2012, the financial performance metrics for the named executive officers other than Mr. Brander consisted of sales, EBIT (as adjusted to remove the impact of income tax expense, interest expense, asbestos liability and defense costs, asbestos coverage litigation expense, discontinued operations, cumulative effect of accounting changes, restructuring costs such as severance, outplacement or the cost to relocate production, asset impairment, goodwill impairment, legacy legal adjustments, costs related to unsuccessful acquisitions and early extinguishment of debt costs) and working capital turns (each of sales, EBIT and working capital turns as adjusted to negate the effects of foreign currency exchange rates). The Compensation Committee selected these corporate metrics, as it has in recent years, as we believe these are the three performance metrics that most influence Colfax’s potential growth and, as a result, our potential for stockholder value creation. The following table outlines the Annual Incentive Plan financial goal structure and respective weighting for each of the named executive officers except for Mr. Brander during fiscal 2012:

Measure	Weighting
Sales (as adjusted)	15%
EBIT (as adjusted)	30%
Working Capital Turns (as adjusted)	25%
Total Financial Performance Metrics	70%

The Compensation Committee placed a greater emphasis on EBIT (as adjusted) and working capital turns (as adjusted) as compared to the sales metric as we believe profitability and cash flow are the primary drivers of our near-term growth.

For all named executive officers other than Mr. Brander, the "target goals" (the level of performance necessary to achieve the target bonus payout discussed above) approved by the Compensation Committee relating to each financial or operational performance metric represented Board-approved corporate financial goals for 2012 and were set to represent significant progress in each category toward the achievement of the Company’s long-term growth objectives and to align with the Board-approved corporate budget. The Compensation Committee then set "threshold goals" (the level of performance necessary to achieve the minimum bonus payout) and "maximum goals" (the level of performance necessary to achieve the maximum bonus payment) based upon its collective experience and business judgment to reward the named executive officers for achievements in each of the key metrics. To determine the actual bonus paid to each named executive officer, the actual financial performance is translated to the payout percentage for that goal as described above and multiplied by each named executive officer’s target bonus (as set forth above and in footnote 5 to the Summary Compensation Table) and the corresponding weighting for the metric. For Mr. Simms, the Annual Incentive Plan goals were pro-rated for the quarterly periods during which he was employed by us during 2012. The 2012 financial performance goals for each of the named executive officers other than Mr. Brander are set forth below:

Measure (weighting)	Target Goal	Threshold Goal	Threshold Payment	Maximum Goal	Maximum Payment
Sales (as adjusted) (15%)	$4.053 billion	$3.816 billion	65%	$4.458 billion	250%
EBIT (as adjusted) (30%)	$378.1 million	$336.5 million	65%	$449.6 million	250%
Working Capital Turns (as adjusted) (25%)	5.50	5.06	20%	6.05	200%
_____________________________________

For each of the named executive officers other than Mr. Simms and Mr. Brander, results for 2012 were as follows:

•	$3.918 billion in sales (as adjusted) (97% of target; 80% payout percentage);

•	$353.1 million in EBIT (as adjusted) (93% of target; 79% payout percentage); and

•	5.17 in working capital turns (as adjusted) (94% of target; 40% payout percentage).
For Mr. Simms, pro-rata 2012 results were as follows:

•	$3.04 billion in sales (as adjusted) (96% of target; 74% payout percentage);

•	$293.7 million in EBIT (as adjusted) (90% of target; 69% payout percentage); and

•	5.17 in working capital turns (as adjusted) (94% of target; 40% payout percentage).

Individual Performance Objectives. 30% of each named executive officer’s annual bonus other than Mr. Brander's was determined by achievement of Compensation Committee approved individual performance objectives. Individual performance objectives are included as part of the Annual Incentive Plan to ensure that non-financial Company objectives over which the executive has primary control are factored in as part of the individual’s total annual bonus for the year. We do not view these individual performance objectives as material to an understanding of this portion of our Annual Incentive Plan as there are several individual objectives established for each named executive officer and, individually, no one factor materially affects the total potential amount of the bonus award.
2012 Howden Bonus Plan. Annual Incentive Plan payments to Mr. Brander were made under the guidelines established by the 2012 Howden Bonus Plan formulated by Charter prior to closing of the Charter Acquisition, as reviewed and approved by the Compensation Committee for Mr. Brander. Under the 2012 Howden Bonus Plan, the achievement of Howden-specific financial performance metrics constituted 85% of the funding for his 2012 potential annual bonus. The remaining 15% of the funding for his 2012 potential annual bonus was based on individual performance objectives.

The 2012 Howden Bonus Plan utilizes four levels of achievement (threshold, target, maximum, and excellence) rather than the three levels (threshold, target, and maximum) used in 2012 for our other named executive officers. Mr. Brander's bonus target amounts of 0% for threshold (90%) performance, 37.5% for target (100%) performance, 75% for maximum (110%) performance and 112.5% for excellence-level (120%) performance were reviewed by the Compensation Committee after consideration of Howden's pre-acquisition compensation program design for the 2012 Howden Bonus Plan and were approved by the Compensation Committee based upon its collective experience and reasoned business judgment.

For Mr. Brander, the financial performance metrics for his Annual Incentive Plan in 2012 were based on Howden financial goals for the year. These financial performance metrics consisted of Howden bookings, operating profit percentage, cash flow and profit, each as defined within the Howden group reporting system. These metrics were established pre-acquisition under the 2012 Howden Bonus Plan, as reviewed by our Compensation Committee, and represent key drivers to business performance for the Howden group. For Mr. Brander, the following table outlines the respective weighting of these metrics for fiscal 2012:

Measure	Weighting
Howden bookings	15%
Howden operating profit percentage	15%
Howden cash flow	30%
Howden profit	25%
Total Financial Performance Metrics	85%

For Mr. Brander, results for 2012 were as follows:

•	109% of Howden bookings target;

•	104% of the Howden operating profit percentage target;

•	107% of the Howden cash flow target; and

•	105% of the Howden profit target.
The remaining 15% of his Annual Incentive Plan participation was based on personal objectives set pursuant to the pre-acquisition Howden Global Appraisal & Development guidelines.
We do not disclose the specific Howden bookings, Howden operating profit percentage, Howden cash flow and Howden operating profit targets applicable to the operations overseen by Mr. Brander as they are highly confidential to our business. We believe that disclosure of these targets would be competitively harmful to us, as it would provide our competitors with strategic information specific to certain markets, thus providing our competitors in these markets insight into our plans and projections for such markets. Nevertheless, these target levels are designed to be difficult to accomplish and are not certain to be met.

The actual bonus award paid to each named executive officer under the Annual Incentive Plan in 2012 is set forth in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table below on page 30.

Long-Term Incentives. As noted above, the goal of our long-term incentive plan is to align the rewards of executives with the interests of stockholders by encouraging sustained long-term improvement in operational and financial performance and increase in stockholder value. Long-term incentives also serve as retention instruments and provide equity-building opportunities for executives.

2008 Omnibus Incentive Plan. On February 23, 2012, while Mr. Kiefaber was serving as our Chief Executive Officer, the Compensation Committee granted stock options and PRSUs under the 2008 Omnibus Incentive Plan, as amended to each of the named executive officers other than Mr. Simms, as an annual long-term incentive equity grant with a targeted aggregate value as follows:

Annual Grant Recipient	Stock Options	Performance-Based Restricted Stock Units	Targeted Aggregate Value ($)
Mr. Kiefaber	63,202	25,281	1,800,000
Mr. Brannan	15,801	6,320	450,000
Mr. Pryor	18,785	7,514	535,000
Ms. Puckett	14,923	5,969	425,000
Mr. Brander	7,022	2,809	200,000

The Compensation Committee determined these awards by first establishing a targeted aggregate value for each executive as set forth above, using its collective experience and business judgment in conjunction with a review of the competitive review data provided by Cook & Co.. These values do not represent the actual fair value of these awards at the time of grant, which is calculated pursuant to FASB ASC Topic 718 and is reported in the Stock Awards and Option Awards columns of the Summary Compensation Table below. Each named executive officer received 50% of his or her award in the form of stock options and 50% of the award in the form of PRSUs in accordance with the formula approved by our Compensation Committee. For stock options, the actual number of stock options granted to each executive was determined by dividing 50% of the value above (for example, for Mr. Kiefaber, $900,000) by 40% of the closing price per share of our common stock on the grant date. Forty percent was determined to approximate the value of the award by the Compensation Committee. While this formula determines the number of options granted to an executive, in each case the exercise price for the stock option equals 100% of the closing price per share of our common stock on the grant date. For the PRSUs, the target number of restricted stock units granted to each executive was determined by dividing 50% of the value above (for example, for Mr. Kiefaber, $900,000) by the closing price per share of our common stock on the grant date.

To reinforce retention objectives, the options vest in equal installments over a three-year period, contingent upon continued service. In addition, any performance shares earned upon conclusion of the performance period will vest in two equal installments on the fourth and fifth anniversaries of the grant date.

The PRSUs granted in February 2012 will be earned, if at all, if the Company's cumulative adjusted earnings per share results for any four consecutive fiscal quarters beginning in 2012 and ending in 2015 equals or exceeds $1.55. This target level of performance has not yet been achieved.

On April 22, 2012, in connection with his appointment as our Chief Executive Officer and pursuant to the CEO Employment Agreement, Mr. Simms was granted stock options and PRSUs pursuant to a long-term incentive award, structured over a three-year performance period, as well as a signing bonus of stock options. See "2012 CEO Succession" above for more details on these grants.

Additional information concerning these awards is included in the "Stock Awards" and "Option Awards" columns of the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Ian Brander Supplemental Bonuses. In connection with the Charter Acquisition, Mr. Brander was paid a £89,500 retention bonus during 2012 designed to ensure that key management from the Charter businesses stayed with us during the initial phases of integration. Mr. Brander also received an additional £22,464 bonus for the achievement of key strategic objectives set by Colfax management and approved by the Compensation Committee during the Charter integration.
Other Elements of Compensation. Consistent with our philosophy to provide transparency through simplicity of design, we provide an immaterial amount of other elements of compensation. The Company does not maintain a pension plan and instead makes matching contributions to a tax-qualified 401(k) plan and the Colfax Corporation Excess Benefit Plan. We established the Excess Benefit Plan, which provides participants the opportunity to defer a percentage of their compensation without regard to the compensation limits imposed by the Internal Revenue Code on our 401(k) plan, to allow our senior-level executives to contribute toward retirement on a tax-effective basis in a manner that is consistent with other Colfax employees who are not limited by the Internal Revenue Code limits. For additional details concerning the Excess Benefit Plan, please see the Non-Qualified Deferred Compensation Table and the accompanying narrative disclosure. With respect to Mr. Brander, as discussed below in the footnotes to the Summary Compensation Table, Howden makes contributions to the Howden Retirement Plan, a defined contribution plan, on his behalf. In addition, as discussed following the Pension Benefits table below, Mr. Brander maintains a balance in the Howden Group Retention Plan, a frozen defined benefit pension plan.
We provide minimal perquisites, consisting of disability insurance, relocation expenses, and benefits provided in non-

U.S. locations in accordance with local practice.

Other Aspects of Our Executive Compensation Program

Employment Agreements. The Company has entered into employment agreements with all of our executive officers, including our named executive officers. All named executive officers except for Mr. Brander are party to our current form of employment agreement for executive officers, which was adopted on September 15, 2010 for use with new executive hires. Mr. Brander is party to a service agreement with Howden Group Ltd., which he entered into prior to the Charter Acquisition. For all named executive officers other than Mr. Brander, these agreements provide for a two-year initial term with automatic one-year term extensions thereafter, unless our Board or the executive provides written notice in advance to terminate the automatic extension provision. Each officer’s base salary may not be reduced below the amount previously in effect without the written agreement of the executive. In addition, as set forth in their employment agreements each of Messrs. Simms, Kiefaber, Brannan, Pryor and Ms. Puckett are entitled to participate in our Annual Incentive Plan with a target amount no less than 125%, 75%, 50%, 50% and 50%, respectively, of the base salary then in effect.

Additional details regarding the material terms of these employment agreements are summarized under "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table— Employment Agreements" and "Potential Payments Upon Termination or Change in Control" below.

Commitment to Strong Compensation Governance. We believe our executive compensation program and practices reflect our ongoing commitment to strong compensation governance and a robust pay for performance program, including:

"Double Trigger" Change in Control Provisions. The employment agreements with our executive officers provide that after a change in control an actual or "good reason" termination must occur before any severance benefits are triggered.

Stock Ownership Policy. Our stock ownership policy further aligns the financial interests of Company executives with those of our stockholders. Each executive at a vice president level or higher is expected to accumulate shares of our common stock or other qualifying forms of equity having the value described below within the later of five years from the commencement of the policy or five years from becoming an executive subject to the policy. These ownership value thresholds are as follows:

Leadership Position	Value of Shares
President and CEO	5x base salary
EVP/SVP	3x base salary
VP	1x base salary

Hedging Ban. Any director, officer or employee of the Company is prohibited from engaging in short sales, transactions in derivative securities (including put and call options), or other forms of hedging and monetization transactions, such as zero-cost collars, equity swaps, exchange funds and forward sale contracts, that allow the holder to limit or eliminate the risk of a decrease in the value of the Company’s securities.

Clawback Provisions. Each executive officer's employment agreement based on our form agreement provides that, in the event it is determined that the willful actions of the executive have resulted in a material misstatement or omission in any report or statement filed by Colfax with the SEC, or material fraud against Colfax, we are entitled to recover all or any portion of any award or payment made to the executive. Further, the Compensation Committee has confirmed its intent to implement a "clawback" policy in accordance with and following the SEC’s final rulemaking to implement certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Prior Advisory Vote On Executive Compensation. In 2011, approximately 99% of the stockholder votes cast on our advisory proposal to approve the compensation of our named executive officers were voted in favor of our executive compensation proposal. Given this approval, our Compensation Committee did not set or change fiscal 2012 executive compensation directly as a result of 2011's advisory vote results. We considered the support for our executive compensation program and continued to make compensation decisions consistent with our stated overall executive compensation philosophy.

Also in 2011, our stockholders voted in favor of conducting an advisory vote to approve our named executive officers' compensation every three years. Consistent with this vote, the Board established the frequency of the advisory vote on the compensation of our named executive officers at every three years, which we feel enables stockholders to have a sufficient performance period to evaluate how the compensation program has functioned in achieving our long and short-term goals. Further, we believe that determining whether executive compensation has been properly calibrated to Company performance is best viewed over a multi-year performance period given that shorter time frames are more susceptible to effects from factors that may not be indicative of the long-term performance and the targeted growth our compensation program is designed to achieve. We expect to continue to consider input from stockholders and the outcome of our triennial say-on-pay votes when making future executive compensation decisions.

Role of Compensation Consultant and Peer Data Review. During 2012, our Compensation Committee obtained perspective from competitive data compiled by Cook & Co., the independent advisor to the Compensation Committee on matters of executive compensation. As a result of the Charter Acquisition, the Compensation Committee considered an updated list of peer companies for use in the competitive review of executive compensation. This updated list was reviewed by Cook & Co. for reasonableness, taking into account company size screens and industry classifications, and was then approved by the Compensation Committee at its February 2012 meeting as follows: Crane Co., Flowserve Corporation, Gardner Denver, Inc., Harsco Corporation, Kennametal Inc., Lincoln Electric Holdings, Inc., Pentair, Ltd., Regal Beloit Corporation, SPX Corporation, and Terex Corporation. While competitive review data drawn from this group is not used to "benchmark" the amount of compensation paid to the named executive officers (or to our executives in general), the information was utilized by the Compensation Committee as one of many references to assist in its compensation decisions.
Independence of Compensation Consultant. At a meeting in March 2013, the Compensation Committee considered the independence of Cook & Co. in light of newly effective SEC rules regarding conflicts of interest involving compensation consultants and recently adopted NYSE listing standards regarding compensation consultant independence that take effect in July 2013. The Compensation Committee requested and received a letter from Cook & Co. addressing conflicts of interest and independence, including the following factors covered by both the SEC rules and NYSE listing standards: (1) other services provided to us by Cook & Co.; (2) fees paid by us as a percentage of Cook & Co.'s total revenue; (3) policies or procedures maintained by Cook & Co. that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual employees of Cook & Co. involved in the engagement and a member of the Compensation Committee; (5) any Company stock owned by the Cook & Co. employees involved in the engagement; and (6) any business or personal relationships between our executive officers and Cook & Co. or the employees of Cook & Co. involved in the engagement. The Compensation Committee considered these factors, and other factors it deemed relevant, and discussed these considerations and concluded that the work of Cook & Co. did not raise any conflict of interest.
Equity Grant Practice. The Compensation Committee has the power to grant equity awards. The Company does not time the grant of equity awards around material, non-public information. Grant dates are determined either as of the date of Compensation Committee approval or on the date of a specific event, such as the date of hire, for certain executive officers. Grants of equity awards (other than to newly-appointed directors or newly-hired or promoted associates) are expected to be made annually by the Compensation Committee during "open-window" periods, which are the periods when officers and directors are not expressly prohibited from trading in shares of our common stock by our applicable policies. Equity awards to newly-appointed directors, and to newly-hired or promoted associates, are expected to be made during an "open–window" period whenever possible, and, for newly-hired or promoted associates, are reviewed and approved at a regularly scheduled meeting of the Compensation Committee and made effective as of that date or as of the first date during the next "open-window" period.

Effect of Accounting and Tax Treatment on Compensation Decisions. Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to certain "covered employees," unless certain specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by stockholders and meet other requirements. Following stockholder approval at our 2012 Annual Meeting of Stockholders of the material terms for payment of performance-based compensation under our 2008 Omnibus Incentive Plan, we believe that subsequent grants of stock options and performance-based equity awards can qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thus permitting us to receive a federal income tax deduction in connection with such awards. Also, we believe that any bonuses awarded pursuant to our Annual Incentive Plan will qualify as "performance-based" for the purposes of Section 162(m). However, as part of our current compensation objectives, we seek to maintain flexibility in compensating our executives, as discussed above and, as a result, the Board has not adopted a policy requiring that all compensation be deductible. Our Compensation Committee assesses the impact of Section 162(m) on our compensation practices and determines what further action, if any, is appropriate, and may administer the 2008 Omnibus Incentive Plan and the Annual Incentive Plan in a manner that does not satisfy the requirements of Section 162(m) in order to achieve a result that the Committee determines to be appropriate. In addition, the rules and regulations promulgated under Section 162(m) are complicated and subject to change, possibly with retroactive effect, and a number of requirements must be met in order for particular awards to so qualify. As such, there can be no assurance that any compensation awarded or paid under the 2008 Omnibus Incentive Plan and the Annual Incentive Plan will be fully deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee participated in the preparation of the Compensation Discussion and Analysis, reviewing successive drafts and discussing the drafts with management. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2013 Proxy Statement and in the Company’s Annual Report on Form 10-K for 2012 by reference to the Proxy Statement.

Compensation Committee of the Board of Directors

Rhonda L. Jordan, Compensation Committee Chair
Thomas Gayner
Rajiv Vinnakota

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
Steven E. Simms (1)	2012	657,692		—	5,100,011	9,200,004	669,060	—	18,875	15,645,642	(1)
President and Chief Executive Officer

C. Scott Brannan	2012	373,077		—	224,992	212,997	185,000	—	45,290	1,041,356
Senior Vice President, Finance and Chief Financial Officer	2011	350,000		75,000	149,995	168,987	258,563	—	28,419	1,030,964
	2010	74,038		—	134,997	409,631	87,500	—	38,183	744,349

Clay H. Kiefaber	2012	621,154		—	900,004	851,963	532,100	—	110,346	3,015,567
Executive Vice President and Chief Executive Officer, ESAB Global	2011	525,000		180,000	450,008	506,951	585,309	—	49,668	2,296,936
	2010	514,904		—	951,234	1,079,592	771,750	—	40,270	3,357,750

Ian Brander	2012	423,111	(8)	182,205	100,000	94,657	305,942	55,655	61,656	1,223,226
Chief Executive Officer, Howden

Daniel A. Pryor	2012	388,462		—	267,498	253,222	210,500	—	45,741	1,165,423
Senior Vice President, Strategy and Business Development	2011	350,000		75,000	149,995	617,518	264,863		14,700	1,472,076

A. Lynne Puckett	2012	330,769		—	212,496	201,162	169,800	—	40,344	954,571
Senior Vice President, General Counsel and Secretary	2011	300,000		75,000	125,003	140,823	225,225		24,363	890,414

_____________________________________

(1)
For Mr. Simms, in connection with his hire during 2012 as our President and Chief Executive Officer the Compensation Committee determined to grant an initial long-term equity incentive award structured over a three-year performance period, in lieu of annual awards in the first three years of his employment, which was intended to link a significant portion of his compensation with a transformative phase for the Company following the Charter Acquisition. Due to the SEC rules governing the presentation of these grant amounts in the Summary Compensation Table, the entire aggregate grant date fair value of these grants is required to be reflected in 2012 despite our intended structure of these awards over a three-year period. See the table "Chief Executive Officer Compensation for Fiscal Year 2012 as Reported in Summary Compensation Table" above on page 20 of this Proxy Statement within the Compensation Discussion and Analysis for the intended allocation of the long-term equity award as pro-rated over the three-year performance period.

(2)
For 2012, Mr. Brander received a supplemental bonuses consisting of (i) a £89,500 retention bonus and (ii) a £22,464 bonus for the achievement of key strategic objectives set by Colfax management. These bonus amounts are reported as $145,648 and $36,557, respectively, calculated based on the exchange rate in effect on December 31, 2012.

For additional discussion of these supplemental bonuses see the "Compensation Discussion and Analysis — Ian Brander Supplemental Bonuses" above.
For 2011, Mr. Kiefaber received a supplemental bonus of $180,000 and Messrs. Brannan and Pryor and Ms. Puckett each received a supplemental bonus of $75,000 in recognition of their work on the Charter Acquisition.

(3)
Amounts represent the aggregate grant date fair value of grants made to each named executive officer, as computed in accordance with FASB ASC Topic 718. See Note 11 to our consolidated financial statements for the year ended December 31, 2012, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 19, 2013.

Amounts include the probable grant date fair values on the date of grant for awards of PRSUs, which equaled the maximum grant date fair value for these awards.
For 2010, Mr. Brannan’s amount also includes $59,998 to reflect the grant date fair value of 4,823 DSUs he received in connection with the annual meeting of stockholders prior to his appointment as an executive officer of the Company.

(4)
Amounts represent the aggregate grant date fair value of grants made to each named executive officer, as computed in accordance with FASB ASC Topic 718. See Note 11 to our consolidated financial statements for the year ended December 31, 2012, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 19, 2013.

For Mr. Simms, the amount represents the full aggregate grant date value of (i) the stock option portion of his long-term incentive award, which was structured over a three-year performance period and is comprised of 364,286 stock options which fully cliff vest on April 21, 2015 (see footnote (1) above) and (ii) his signing bonus of 350,000 stock options, which was provided as a transition-related inducement in lieu of other compensation and opportunities he would forgo by joining us.

(5)	Amounts represent the payouts pursuant to our Annual Incentive Plan.
For a discussion of the performance metrics on which the Annual Incentive Plan was based, including the weighting for each performance metric and the actual percentage achievement of the financial performance targets, see the Compensation Discussion and Analysis above. To determine the bonus paid to each named executive officer other than Mr. Brander, the actual performance for each goal is translated to a payout percentage for that goal as described in the Compensation Discussion and Analysis and multiplied by each named executive officer’s target bonus and the corresponding weighting for the metric. For fiscal 2012, each named executive officer’s target bonus, other than Mr. Brander's, expressed as a percentage of base salary, was as follows:

•	Mr. Simms:	125%
•	Mr. Kiefaber:	100%
•	Mr. Brannan:	60%
•	Mr. Pryor:	60%
•	Ms. Puckett:	60%

For Mr. Brander, see "2012 Howden Bonus Plan" above in the Compensation Discussion & Analysis for a discussion of the methodology used for his Annual Incentive Plan payout. Mr. Brander's amount represents £188,000 or $305,942 in U.S. dollars, calculated based on the exchange rate in effect on December 31, 2012.

(6)
Amount represents £34,200 or $55,655 in U.S. dollars, calculated based on the exchange rate in effect on December 31, 2012. This amount is solely the aggregate change in the actuarial present value of Mr. Brander's accumulated benefit under a closed pension benefit plan from the pension plan measurement date used for financial statement reporting purposes in fiscal 2011 as compared to fiscal 2012. For additional details regarding this plan, see the Pension Benefits table and narrative that follows such table below.

(7)	Amounts set forth in this column for 2012 consist of the following:

Name	Director Fees Earned or Paid in Cash ($) (a)	Supplemental Long-Term Disability Premiums ($)	Company 401(k)/Deferred Compensation Plan Match and Contribution ($)(b)	Relocation Expenses ($)	Company Car ($) (c)	Accident Insurance ($) (d)	Howden Retirement Plan Company Contribution ($) (e)	Total ($)
Mr. Simms	11,375	—	7,500	—	—	—	—	18,875
Mr. Brannan	—	2,892	42,398	—	—	—	—	45,290
Mr. Kiefaber	—	3,204	83,488	23,654	—	—	—	110,346
Mr. Brander	—	712 (f)	—	—	19,528	244	41,172	60,944
Mr. Pryor	—	2,041	43,700	—	—	—	—	45,741
Ms. Puckett	—	2,484	37,860	—	—	—	—	40,344

_____________________________________

(a)
Mr. Simms received director fees paid or earned in cash of $11,375 for his service on the Board in 2012 prior to his appointment as an executive officer. Prior to his appointment as our President and Chief Executive Officer, Mr. Simms elected to receive 343 DSUs in lieu of this 2012 annual cash retainer. This award is reflected in the Grants of Plan-Based Awards table below. DSUs convert to shares of our common stock after termination of service from the Board, based upon a schedule elected by the director in advance.

For 2010, amounts under All Other Compensation in the Summary Compensation Table for Messrs. Kiefaber and Brannan similarly include fees paid or earned in cash for their service on the Board in 2010 prior to their appointment as executive officers of $1,110 and $36,164, respectively.

(b)
For each named executive officer other than Mr. Brander, amounts represent the aggregate Company match and Company contribution made by Colfax during 2012 to such officer’s 401(k) plan account and Excess Benefit Plan (nonqualified deferred compensation) account. See the Nonqualified Deferred Compensation Table and accompanying narrative for additional information on the Excess Benefit Plan.

(c)
Amount represents an annual cash allowance for car-related expenses in the amount of £12,000 or $19,528 in U.S. dollars, calculated based on the exchange rate in effect on December 31, 2012. This benefit was provided pursuant to the terms of Mr. Brander's service contract. For additional information on this benefit, see "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements—Mr. Brander's Service Contract" below.

(d)	Amount represents £150, or $244 in U.S. dollars, calculated based on the exchange rate in effect on December 31, 2012.

(e)
Amount represents the annual employer contribution of £25,300, or $41,172 in U.S. dollars, calculated based on the exchange rate in effect on December 31, 2012. So long as Mr. Brander contributes 5% of his annual salary to the retirement plan, as he did during 2012, Howden contributes 10% of Mr. Brander's annual salary less £7,000 due to a permitted deduction under local law. Mr. Brander does not have the ability to withdraw funds from this account before retirement and upon his retirement Mr. Brander will receive the value of his investments in the fund. There is no guaranteed distribution amount based on service years or age. Amounts contributed to the retirement plan are at risk and are invested via direction from Mr. Brander to the plan provider.

(f)	Amount represents £438, or $712 U.S. dollars, calculated based on the exchange rate in effect on December 31, 2012.
(8) For Mr. Brander, amount represents £260,000 or $423,111 in U.S. dollars, calculated based on the exchange rate in effect on December 31, 2012.

Grants of Plan-Based Awards for 2012

The following table sets forth information with respect to grants of plan-based awards to our named executive officers during 2012:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name	Award Type	Grant Date	Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)	of Stock or Units (#)(3)	Underlying Options (#)(4)	Option Awards ($/Sh)	Option Awards ($)(5)
Steven E. Simms	Annual Incentive Plan	—	308,236	826,730	1,714,718
	DSUs	3/31/2012							248			8,740
	PRSUs	4/22/2012				—	159,475	—				5,111,370
	Stock Options	4/22/2012								714,286	31.98 (6)	9,200,004
	DSUs	6/30/2012							93			2,564

C. Scott Brannan	Annual Incentive Plan	—	85,044	228,000	473,100
	PRSUs	2/23/2012				—	6,320	—				224,992
	Stock Options	2/23/2012								15,801	35.60	212,997

Clay H. Kiefaber	Annual Incentive Plan	—	242,450	650,000	1,348,750
	PRSUs	2/23/2012				—	25,281	—				900,004
	Stock Options	2/23/2012								63,202	35.60	851,963

Ian Brander	Annual Incentive Plan	—	0	158,667	476,000
	PRSUs	2/23/2012				—	2,809	—				100,000
	Stock Options	2/23/2012								7,022	35.60	94,657

Daniel A. Pryor	Annual Incentive Plan	—	89,520	240,000	498,000
	PRSUs	2/23/2012				—	7,514	—				267,498
	Stock Options	2/23/2012								18,785	35.60	253,222

A. Lynne Puckett	Annual Incentive Plan	—	76,092	204,000	423,300
	PRSUs	2/23/2012				—	5,969	—				212,496
	Stock Options	2/23/2012								14,923	35.60	201,162
_____________________________________

(1)
Amounts represent the possible payouts under our Annual Incentive Plan and, for Mr. Brander, the 2012 Howden Bonus Plan. For Mr. Brander, possible payouts under the 2012 Howden Bonus Plan included four levels of achievement: "Threshold" — $0, "Target" — $158,667, "Maximum" — $317,333 and "Excellence" — $476,000. For a discussion of the performance metrics and actual results and payouts under the plan for fiscal 2012 see the Compensation Discussion and Analysis and the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table above, respectively.

(2)
Amounts represent potential shares issued under performance-based share awards. The PRSUs may be earned at the end of the performance period upon certification by the Compensation Committee that the performance metric had been met. Earned awards are then subject to an additional service-based vesting period, pursuant to which vesting occurs in equal amounts on the fourth and fifth anniversaries of the grant date pending continued service with the Company.
For further discussion of these awards, see "Long-Term Incentives— 2008 Omnibus Incentive Plan" in the Compensation Discussion and Analysis.

(3)
Mr. Simms received director fees of $11,375 for his service on the Board in 2012 prior to his appointment as an executive officer. Prior to his appointment as our President and Chief Executive Officer, Mr. Simms elected to defer these fees pursuant to our Director Deferred Compensation Plan and was granted quarterly DSUs in lieu of this 2012 annual cash retainer. DSUs convert to shares of our common stock after termination of service from the Board, based upon a schedule elected by the director in advance.

(4)
For all named executive officers other than Mr. Simms, amounts represent stock option awards that vest ratably over three years, beginning on the first anniversary of the grant date, based on continued service. For Mr. Simms, amounts represent stock option awards that fully cliff vest on April 21, 2015, based on continued service.

(5)
The amounts shown in this column represent the full grant date fair value of grants made to each named executive officer, as computed in accordance with FASB ASC Topic 718. PRSUs are valued based upon the probable outcome of the performance conditions associated with these awards as of the grant date and such calculation is consistent with the estimate of aggregate compensation cost recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

(6)	Reflects the closing price of the Company’s common stock on April 20, 2102, which was the last business day prior to grant date of Sunday, April 22, 2012.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table shows, as of December 31, 2012, the number of outstanding stock options, performance-based restricted stock awards and, for Messrs. Simms, Kiefaber and Brannan, director restricted stock units or DSUs held by the named executive officers:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Steven E. Simms	—	364,286	31.98	4/21/2019
	—	350,000	31.98	4/21/2019
					3,704	149,456	—	—
					—	—	159,475	6,434,816

C. Scott Brannan	39,809	19,904	15.70	10/17/2017
	5,742	11,484	21.77	2/23/2018
	—	15,801	35.60	2/22/2019
					13,274	535,606	—	—
					—	—	6,320	255,012

Clay H. Kiefaber	34,041	34,041	12.27	1/10/2017
	47,469	31,645	11.85	3/28/2017
	17,226	34,451	21.77	2/23/2018
	—	63,202	35.60	2/22/2019
					99,496	4,014,663	—	—
					—	—	25,281	1,020,088

Ian Brander	—	7,022	35.60	2/22/2019
					—	—	2,809	113,343

Daniel A. Pryor	17,226	36,107	18.75	1/2/2018
	5,742	11,484	21.77	2/23/2018
	—	18,785	35.60	2/22/2019
					6,890	278,012	—	—
					—	—	7,514	303,189

A. Lynne Puckett	38,847	19,423	14.48	9/26/2017
	4,785	9,570	21.77	2/23/2018
	—	14,923	35.60	2/22/2019
					10,058	405,840	—	—
					—	—	5,969	240,849
 _____________________________________

(1)
The vesting date of unvested stock option awards is set forth beside each option expiration date in the following chart. Note that the vesting date provided reflects when the options fully vest. Other than for Mr. Simms, stock option awards vest ratably over three years beginning on the first anniversary of the grant date. For Mr. Simms, his stock option awards fully cliff vest on April 21, 2015.

Option Grant Date	Option Expiration Date	Option Full Vesting Date (options vest over three year period except for 4/22/12 grant as noted below )
1/11/2010	1/10/2017	1/11/2013
3/29/2010	3/28/2017	3/29/2013
9/27/2010	9/26/2017	9/27/2013
10/18/2010	10/17/2017	10/18/2013
1/3/2011	1/2/2018	1/3/2014
2/24/2011	2/23/2018	2/24/2014
2/23/2012	2/22/2019	2/23/2015
4/22/2012	4/21/2019	4/21/2015*
* Options granted to Mr. Simms fully cliff vest on April 21, 2015

(2)
For all named executive officers other than Messrs. Simms and Brander, these amounts reflect PRSUs granted in 2010 and 2011 (for Messrs. Kiefaber and Brannan and Ms. Puckett) or, for Mr. Pryor, in 2011, that were earned upon certification by the Compensation Committee that the performance metric for these awards had been met. They are subject to an additional service-based vesting period, pursuant to which vesting will occur in equal amounts on the fourth and fifth anniversaries of the grant date.

For Mr. Brannan, this amount also includes 1,607 unvested DSUs received for service on our Board prior to his appointment as an executive officer of the Company.
For Mr. Simms, this amount reflects 3,704 unvested director restricted stock units received for service on our Board prior to his appointment as an executive officer of the Company.

(3)
For all named executive officers other than Messrs. Simms and Brander, the amounts shown in this column represent the market value of the PRSUs for which the performance criteria has been met and certified by the Compensation Committee, and, for Mr. Brannan, DSUs, based on the closing price of the Company’s common stock on December 31, 2012, which was $40.35 per share, multiplied by the number of units, respectively, for each unvested director or performance stock award.

For Mr. Simms, this amount reflects the market value of 3,704 unvested director restricted stock units based on the closing price of the Company’s common stock on December 31, 2012 multiplied by the number of unvested director restricted stock units.

(4)
For all named executive officers other than Mr. Simms, the amounts shown in this column reflect PRSUs that will be earned, if at all, if the Company's cumulative adjusted earnings per share results for any four consecutive fiscal quarters beginning in 2012 and ending in 2015 equals or exceeds $1.55. This target level of performance has not yet been achieved. These PRSUs are then subject to an additional service-based vesting period, pursuant to which vesting will occur in equal amounts on the fourth and fifth anniversaries of the grant date contingent on continued employment with the Company.

For Mr. Simms, the amounts shown in this column reflect PRSUs that will be earned, if at all, if the Company's cumulative adjusted earnings per share results equals or exceeds $1.75 during any four consecutive fiscal quarters beginning with the third fiscal quarter of 2012 and ending with the first quarter of 2015. If the adjusted earnings per share target is achieved, the award earned will fully vest on April 21, 2015 conditioned on continued employment until such date.

(5)
The amounts shown in this column represent the market value of the unearned PRSUs granted in 2012 based on the closing price of the Company’s common stock on December 31, 2012, which was $40.35 per share, multiplied by the number of units, respectively, for each unvested and unearned performance stock award.

Employment Agreements

As discussed in the Compensation Discussion and Analysis above, we have entered into an employment agreement with each of our executive officers, including our named executive officers. All named executive officers except for Mr. Simms and Mr. Brander are party to our current form of employment agreement for executive officers, which was adopted by the Company on September 15, 2010 for use with new executive hires. Mr. Simms' employment agreement is based on this form except for the term and provision of the initial long-term incentive award as described further above in the Compensation Discussion and Analysis. Mr. Simms and Mr. Kiefaber's employment agreements also provide for pro-rata vesting of certain equity awards upon termination without cause, as detailed further below under Potential Payments Upon Termination or Change in Control.

The employment agreement for Mr. Brander was entered into by Howden Group Ltd. by the management of Charter International Ltd. prior to the Charter Acquisition.

Form of Employment Agreement. On September 15, 2010, the Company adopted a new form of employment agreement for executive officers to be used for new executive hires. Messrs. Simms, Kiefaber, Brannan and Pryor and Ms. Puckett are all parties to employment agreements based on this form, which, except for Mr. Simms, currently have a one-year term that is automatically extended unless the Board or the executive provides written notice to terminate the automatic extension provision. In addition, in the event we undergo a "change in control" (as described below under "Potential Payments Upon Termination or Change in Control") during the term of the employment agreements, the agreements will be automatically extended to the second anniversary of the change in control. Each officer’s base salary may not be reduced below the amount previously in effect without the written agreement of the executive.

With respect to the benefits payable to each executive under these agreements upon a change in control of Colfax, the benefits are only paid upon a "double trigger," meaning a change in control event must occur and the executive must either be terminated without cause by Colfax (or its successor) or the executive must resign for good reason. In entering into these arrangements, the Company wanted to ensure the continued dedication of these executive officers, notwithstanding the possibility of a change in control, and to retain such officer in our employ after any such transaction. We believe that, should the possibility of a change in control arise,

Colfax should be able to receive and rely upon our officers’ advice as to the best interests of the Company and without the concern that such officer might be distracted by the personal uncertainties and risks created by a potential change in control. In the event, however, that such officer is actually terminated during the period beginning three months prior to a change in control event or within a certain period of time following the change in control (or prior to the end of the term of the applicable employment agreement should the change of control not be consummated), which termination may be out of their control (i.e., by the successor company or management), we believe that the officers should be compensated for their efforts in positioning Colfax for the possibility of an acquisition event. Further, any bonus payment paid in conjunction with the termination of a named executive officer will be based upon the performance of the Company, as stipulated in the Company’s Annual Incentive Plan.

Additional information on certain benefits provided in the new form of employment agreement in certain terminations or in connection with a change of control is discussed below under "Potential Payments Upon Termination or Change in Control."

Mr. Brander's Service Agreement. Mr. Brander's service agreement with Howden Group Ltd., dated December 3, 2010, has no set term and may be terminated upon not less than twelve months' notice to Mr. Brander or six months' notice from Mr. Brander, or immediately upon notice by the Company with payment of twelve months' severance. The service agreement sets forth Mr. Brander's base salary, powers and duties and provides for benefits customary under local practice. No change in control benefits are provided pursuant to the terms of the service agreement.

Option Exercises and Stock Vested

The following table provides information for Messrs. Simms, Kiefaber and Brannan regarding the vesting during 2012 of director restricted stock units, or DRSUs (for Mr. Brannan, as deferred into DSUs), which were received for service on our Board prior to their appointment as executive officers of the Company. The number of shares acquired upon the vesting of these DRSUs and DSUs and the value realized before payment of any taxes and broker commissions is reflected below. Value realized represents the product of the number of shares received upon vesting and the closing market price of our common stock on the vesting date.

For Mr. Kiefaber, the table also provides information regarding option exercises during 2012 made pursuant to a domestic relations order. The number of shares acquired and sold upon the exercise of these options and the value realized upon the cashless exercise before payment of any taxes and broker commissions is reflected below. Value realized represents the product of the number of shares received upon the cashless exercise and the closing market price of our common stock on the vesting date. These transactions are not considered an "open market" transaction pursuant to SEC guidance and will be reflected in a Form 4 for Mr. Kiefaber upon the next reportable transaction in each applicable tranche of options.

During 2012, no PRSUs vested for any of our named executive officers.

Option Exercises and Stock Vested During Fiscal 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Steven E. Simms	—	—	1,852	55,764
C. Scott Brannan	—	—	4,071	120,717
Clay H. Kiefaber	49,865	1,674,581	2,463	77,461

(1)	The number of options exercised reflects 34,042 options having an initial grant date of January 11, 2010 and 15,823 options having an initial grant date of March 28, 2011.

(2)	Based on the exercise price of $33.5823.

(3)
For Mr. Simms, the number of shares reflects the vesting of 1,852 DRSUs on July 27, 2012. For Mr. Kiefaber, the number of shares reflects the vesting of 2,463 DRSUs on May 12, 2012. For Mr. Brannan, the number of shares reflects the vesting 2,463 DSUs on May 12, 2012 and 1,608 DSUs on May 18, 2012. Each vesting date is based on the anniversary date of prior director annual grants or, in the case of Mr. Simms, initial grant received for service on our Board prior to their appointment as executive officers.

(4)	Based on the Company’s common stock price on each applicable vesting date as follows:

Vesting Date	Closing Price of Common Stock
5/12/2012	$31.45
5/18/2012	$26.90
7/27/2012	$30.11

Pension Benefits — Mr. Brander

Mr. Brander previously participated in a pension plan provided by Howden Group Ltd., the Howden Group Pension Plan. Members of the Howden Group Pension Plan stopped accruing benefits on September 30, 2006. The pension amount available to each participant under the Howden Group Pension Plan is based on the participant's years of service and his or her "Final Pensionable Earnings." For purposes of the Howden Group Pension Plan, "Final Pensionable Earnings" means the participant's base annual salary at date of ceasing accrual in the Howden Group Pension Plan, plus an allowance for fluctuating earnings for overtime and shift allowance, less an amount equal to 1.5 times the Lower Earnings Limit (a figure determined by the UK tax authorities).
The pension formula under the plan is one sixtieth of the Final Pensionable Earnings multiplied by the number years of pensionable service for each participant.
All pension amounts under the Howden Group Pension Plan are paid monthly.
2012 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Ian Brander	Howden Group Pension Plan	19.4	468,189 (3)	—

(1)
Represents the number of years of pensionable service for Mr. Brander under the Howden Group Pension Plan, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to our 2012 financial statements. The number of years of pensionable service represents Mr. Brander's actual years of pensionable service.

(2)
Amounts represent the actuarial present value of Mr. Brander's accumulated benefit under the plan, computed as of the date used for financial statement reporting purposes with respect to our 2012 financial statements and assuming the normal plan retirement age of 65. The value quoted is the full Howden Group Pension Plan transfer value. The amount would not actually be received if the benefits were transferred, as the Howden Group Pension Plan is currently reducing transfer values due to under-funding.

(3)	Amount represents £287,700 or $468,189 in U.S. dollars, calculated based on the exchange rate in effect on December 31, 2012.
Nonqualified Deferred Compensation

In 2005, we established the Colfax Corporation Excess Benefit Plan (the "Excess Benefit Plan") to provide certain senior-level employees, including each of the named executive officers except for Mr. Brander, with an opportunity to defer a stated percentage of their base compensation or their annual incentive compensation without regard to the compensation limits imposed by the Internal Revenue Code for our 401(k) plan. We established the Excess Benefit Plan to allow our senior-level executives to contribute toward retirement on a tax-effective basis in a manner that is consistent with other Colfax employees who are not limited by the Internal Revenue Code limits. The plan is "unfunded," meaning there is no asset segregated for the exclusive benefit of the named executive officers.

The Excess Benefit Plan allows the named executive officers to defer up to 50% of their base salaries and up to 50% of their bonus compensation. These deferral limits are the same as that of other employees who participate in our qualified 401(k) plan. In addition, during 2012 we matched up to 3% of all excess deferrals by the named executive officers and provided a 3% Company contribution, each of which were the same percentage match and contribution, respectively, as provided under the 401(k) plan during 2012. Our named executive officers will not be fully vested in the portion of their deferral account representing any Company match contributions until five years from the date they were appointed an executive officer.

Deferrals under the Excess Benefit Plan may be invested in a number of different equity and fixed income reference investment funds which are selected periodically by the plan trustee to best match the funds offered in the qualified 401(k) plan. Each participating named executive officer can allocate his deferrals among these fund investment options and may change elections at any time by making a change of election with the plan administrator. Colfax invests its match and contribution amounts in the same investment options in the same amounts and allocations as the reference funds selected by the officer.

Simultaneously with the officer’s election to participate in the Excess Benefit Plan, the executive must elect the time of payment for the account balance upon termination of service. Because each of the named executive officers are likely "key employees" for purposes of Section 409A of the Internal Revenue Code, the executive is generally permitted to choose either (i) the last day of the month in which the six-month anniversary of termination occurs, or (ii) the later of January 31 of any of the five calendar years following the year of termination and the last day of the month in which the six-month anniversary of termination occurs. If no election is made, the benefit will be paid in a lump sum on the last day of the month which occurs six months after the executive’s termination date.

In addition, at the time of electing the timing of payment, the executive must also elect the form of payment of the account balance. The executive may select a lump sum payment or annual installments over a period of two to ten years. If no form of payment election is made, the form of payment will be a lump sum. The named executive officer may elect to change the timing or form of payment, provided, generally, that (i) the election may not take effect until 12 months after the election, (ii) the election may not be made less than 12 months prior to the date of the first scheduled payment under the current election and (iii) the first payment with respect to the subsequent election is deferred for a period of not less than five years from the date such payment would otherwise have been made.

Upon death or disability, the executive (or the executive’s beneficiary) is to be paid a lump sum payment equal to the executive’s account balance within 60 days after the year of death or the last day of the month in which the six-month anniversary of the executive’s disability occurs, respectively.

Notwithstanding the above, in the event the executive’s account balance at the time of his or her termination is less than $10,000, payment of the account balance upon termination will be made in a lump sum on or before the later of (i) December 31 of the calendar year of termination, or (ii) the date 2.5 months after the executive’s termination from service.

Messrs. Simms and Brander did not participate in the Excess Benefit Plan for 2012.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
C. Scott Brannan	21,898	27,398	4,481	—	69,726
Clay H. Kiefaber	60,988	68,488	6,609	—	136,085
Daniel A. Pryor	26,669	28,670	2,595	—	57,994
A. Lynne Puckett	15,360	22,860	3,941	—	56,293
_____________________________________

(1)
With respect to each applicable named executive officer, amounts represent deferred salary and deferred bonus amounts granted that are reported in the Summary Compensation Table above under the applicable column.

(2)	All amounts reported in this column for each applicable named executive officer are reported in the "All Other Compensation" column of the Summary Compensation Table above.

(3)
With respect to each applicable named executive officer’s aggregate balance, the following amounts are reported in the Summary Compensation Table above for 2012: Mr. Brannan — $49,296, Mr. Kiefaber — $129,476, Mr. Pryor — $55,339, Ms. Puckett —

$38,220. These amounts are the sum of executive and registrant contributions during 2012, which are disclosed in the Summary Compensation Table as described in footnotes one and two above.
For 2011, the following amounts are reported in the Summary Compensation Table above: Mr. Brannan — $15,800 and Ms. Puckett — $13,800.

Potential Payments Upon Termination or Change in Control

The information below describes relevant employment agreement and equity plan provisions for payments upon termination or change in control and sets forth the amount of compensation that could have been received by each of the named executive officers in the event such executive’s employment had terminated under the various applicable triggering events described below as of December 31, 2012. The benefits discussed below are in addition to those generally available to all salaried employees, such as distributions under the 401(k) plan, health care benefits and disability benefits or vested amounts payable under the Excess Benefit Plan or Howden Group Pension Plan described above. In addition, these benefits do not take into account any arrangements that we may provide in connection with an actual separation from service or a change in control. Due to the number of different factors that affect the nature and amount of any benefits provided in connection with these events, actual amounts payable to any of the named executive officers should a separation from service or change-in-control occur during the year will likely differ, perhaps significantly, from the amounts reported below. Factors that could affect such amounts include the timing during the year of the event, the Company's stock price, and the target amounts payable under annual and long-term incentive arrangements that are in place at the time of the event.

Employment Agreements. Pursuant to the terms of the employment agreements with each of Messrs. Simms, Kiefaber, Brannan, and Pryor and Ms. Puckett, these named executive officers, in the event their employment is terminated by us without "cause" or the executive resigns for "good reason" (each as described below), each executive is entitled to the following severance payments or benefits:

•
either (i) a lump sum payment equal to one times the executive’s base salary in effect and his or her target annual incentive compensation for the year of termination (or, if greater, the average of the two highest actual annual incentive payments made to the executive during the last three years) or (ii) for Mr. Simms, a lump sum payment equal to one times his base salary in effect and his annual incentive compensation paid for the year prior to termination; and

•
a lump sum payment equal to the executive’s pro rata annual incentive compensation for the year of termination subject to the performance criteria having been met for that year under the Annual Incentive Plan.

In the event the executive terminates employment without "cause" or for "good reason" within three months prior to a "change in control event" (as described below), or two years after a "change in control", each executive is entitled to the following severance payments or benefits:

•
a lump sum payment equal to two times the executive’s base salary in effect and his or her target annual incentive compensation for the year of termination (or, if greater, the average of the two highest actual incentive payments made to the executive during the last three years);

•
a lump sum payment equal to the executive’s pro rata annual incentive compensation for the year of termination subject to the performance criteria having been met for that year under the Annual Incentive Plan; and

•
all equity awards will immediately vest, with any performance objectives applicable to performance-based equity awards deemed to have been met at the greater of (i) the target level at the date of termination, and (ii) actual performance at the date of termination.

In each case described above, the executive’s right to the severance payments and benefits is conditioned on the executive’s execution of a waiver and release agreement in favor of Colfax. In addition, each employment agreement contains standard confidentiality covenants, non-disparagement covenants, non-competition covenants and non-solicitation covenants.

In the event that any payment or benefit to the executives pursuant to the employment agreements or otherwise constitute excess parachute payments under Section 280G of the Internal Revenue Code such that they would trigger the excise tax provisions of the Internal Revenue Code, such payments are to be reduced so that the excise tax provisions are not triggered, but only upon determination by the executive that the after-tax value of the termination benefits calculated with the restriction described above exceed the value of those calculated without such restriction.

Each agreement further provides that, in the event it is determined that the willful actions of the executive have resulted in a material misstatement or omission in any report or statement filed by Colfax with the SEC, or material fraud against Colfax, Colfax is entitled to recover all or any portion of any award or payment made to the executive.

For purposes of the employment agreements, the following terms generally have the following meanings:

•
"cause" means conviction of a felony or a crime involving moral turpitude, willful commission of any act of theft, fraud, embezzlement or misappropriation against Colfax or its subsidiaries or willful and continued failure of the executive to substantially perform his or her duties;

•	"change in control" means:

•	a transaction or series of transactions pursuant to which any person acquires beneficial ownership of more than 50% of the voting power of the common stock of Colfax then outstanding;

•
during any two-year consecutive period, individuals who at the beginning of the period constitute the Board (together with any new directors approved by at least two-thirds of the directors at the beginning of the period or subsequently approved) cease to constitute a majority of the Board;

•	a merger, sale of all or substantially all of the assets of Colfax or certain acquisitions of the assets or stock by Colfax of another entity in which there is a change in control of Colfax; and

•	a liquidation or dissolution of Colfax; and

•	"change in control event" means the earlier to occur of a "change in control" or the execution of an agreement by Colfax providing for a change in control.
For purposes of Messrs. Simms, Kiefaber, Brannan, Pryor and Ms. Puckett’s employment agreements, "good reason" means:

•
upon or following a change in control, the assignment to the executive of duties materially inconsistent with his or her position or any alteration of an executive’s duties, responsibilities and authorities, and then only if such adjustments or assignments are not the result of the conclusion by a significantly larger successor entity and its board of directors that such executive’s role needs to be altered;

•	the requirement for the executive to relocate his or her principal place of business at least 35 miles from his or her current place of business;

•	Colfax’s failure to obtain agreement from any successor to fully assume its obligations to the executive under the terms of the agreement; and

•	any other failure by Colfax to perform its material obligations under, or breach of Colfax of any material provision of, the employment agreement.
Simms and Kiefaber Pro-Rata Vesting Provisions. In addition, for Messrs. Simms and Kiefaber their employment agreements also provide that:

•	If the executive is terminated by the Company without "cause" (and not on account of disability) or resigns for "good reason" his outstanding and unvested equity awards shall vest:

◦	pro-ratably for equity awards that are subject only to time-vesting based on service, and

◦	pro-ratably for performance-based equity awards only if the performance objectives are achieved as of the end of the performance period.
Further, for Mr. Simms, if he is terminated without "cause" (and not on account of disability) or resigns for "good reason," all of his vested stock options shall remain exercisable for their entire term.
Mr. Brander's Service Agreement. If Mr. Brander's service agreement is terminated without at least twelve month's prior written notice he is entitled to payment of twelve month's severance equivalent to his base salary in effect at that time.

Equity Awards. The vesting of outstanding equity awards, other than performance-based awards, accelerates in full upon the death or total and permanent disability of the grantee or, unless assumed or substituted as discussed below, upon a "corporate transaction" (as defined below). The vesting of the outstanding PRSUs accelerates in full upon the death or total and permanent disability of the grantee only if and when the performance criteria for such award are achieved as of the end of the performance period upon certification of the same by the Compensation Committee, or immediately if the performance period has already ended and the Compensation Committee has certified that the performance criteria have been achieved. The outstanding PRSUs will terminate and cease to vest upon a "corporate transaction," unless prior to the corporate transaction the achievement of the performance criteria is certified by the Compensation Committee, in which case the vesting for the award will accelerate in full unless assumed or substituted as discussed below. While these benefits are available to all of our equity plan participants equally, pursuant to SEC requirements, we have included these acceleration benefits in the table below. In addition, in the event of termination of service other than for death, disability or cause, any stock option awards will remain exercisable to the extent vested for 90 days after termination of service.

A "corporate transaction" under any outstanding equity awards is generally defined as:

•	the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which we are not the surviving entity;

•	a sale of substantially all of our assets to another person or entity; or

•
any transaction which results in any person or entity, other than persons who are stockholders or affiliates immediately prior to the transaction, owning 50% or more of the combined voting power of all classes of our stock.

Accelerated vesting upon a "corporate transaction" will not occur to the extent that provision is made in writing in connection with the corporate transaction for the assumption or continuation of the outstanding awards, or for the substitution of such outstanding awards for similar awards relating to the stock of the successor entity, or a parent or subsidiary of the successor entity, with appropriate adjustments to the number of shares of stock that would be delivered and the exercise price, grant price or purchase price relating to any such award. If an award is assumed or substituted in connection with a corporate transaction and the holder is terminated without cause within a year following a change in control, the award will fully vest and may be exercised in full, to the extent applicable, beginning on the date of such termination and for the one-year period immediately following such termination or for such longer period as the compensation committee shall determine.

Estimate of Payments. The following table provides information related to compensation payable to each named executive officer assuming termination of such executive’s employment on December 31, 2012, or assuming a change of control or corporate transaction with corresponding qualifying termination occurred on December 31, 2012. Amounts also assume the price of our common stock was $40.35, the closing price on December 31, 2012.

Potential Payments Upon Termination or Change of Control as of 2012 Fiscal Year-End

Executive	Steven E. Simms	C. Scott Brannan	Clay H. Kiefaber	Ian Brander	Daniel A. Pryor	A. Lynne Puckett
Employment Agreement Benefits:
Termination without "cause" or "good reason"
Lump Sum Payment	950,000	608,000	1,300,000	431,111	640,000	544,000
Pro Rata Incentive Compensation	593,000	185,000	532,000	—	211,000	170,000
Accelerated Stock Options	1,381,351	—	1,970,459	—	—	—
Accelerated PRSUs	—	—	2,134,959	—	—	—

Termination in connection with a "change of control"
Lump Sum Payment	1,900,000	1,216,000	2,600,000	—	1,280,000	1,088,000
Pro Rata Incentive Compensation	593,000	185,000	532,000	—	211,000	170,000
Accelerated Stock Options(1)	5,978,574	779,061	2,798,063	33,355	1,070,589	751,167
Accelerated PRSUs(2)	6,434,816	725,775	5,034,752	113,343	581,201	646,689

Excess Benefit Plan(3)	—	69,726	136,085	—	57,994	56,293
Disability Benefits(4)	—	90,000	90,000	—	90,000	90,000
 _____________________________________

(1)
In addition to accelerated vesting pursuant to the employment agreements, stock options accelerate upon death, total and permanent disability, unless assumed or substituted as discussed above, and upon a "corporate transaction" as defined above.

(2)
Under the employment agreements, in the event of a termination in connection with a change in control, the performance objectives applicable to PRSUs will be deemed to have been met at the greater of (i) the target level at the date of termination, and (ii) actual performance at the date of termination. In addition to accelerated vesting pursuant to the employment agreements, PRSUs for which the performance criteria have been certified as achieved accelerate upon death, total and permanent disability and, unless assumed or substituted as discussed above, upon a "corporate transaction" as defined above.

(3)
Amounts represent the aggregate balance of the named executive officer’s Excess Benefit Plan account as of December 31, 2012. For more details on our Excess Benefit Plan, see "Nonqualified Deferred Compensation" above.

(4)
Amounts represent the estimated annual benefit that would be paid pursuant to our Supplemental Long-Term Disability Plan in the event a named executive officer becomes disabled and is terminated. The estimated annual benefit under the Supplemental Long-Term Disability Plan is $90,000.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the Company’s equity compensation plan information as of December 31, 2012. All equity compensation plans have been approved by Company stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted- average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by Company stockholders	2,965,618 (1)	$25.35	6,897,661
Equity compensation plans not approved by Company stockholders	—	—	—

(1) Includes 755,502 shares of common stock issuable upon vesting of outstanding PRSUs, RSUs, DRSUs and DSUs. PRSUs, RSUs, DRSUs and DSUs do not have an exercise price and therefore were not included for purposes of calculating the weighted-average exercise price in column (b).

BENEFICIAL OWNERSHIP OF OUR STOCK

The following table sets forth certain information as of March 20, 2013 (unless otherwise specified), with respect to the beneficial ownership of our stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock or our Series A preferred stock, each person currently serving as a director, each nominee for director, each named executive officer (as listed below), and all directors and executive officers as a group. Unless otherwise indicated, to our knowledge, each person has sole dispositive and voting power over the shares in the table.

	Common Stock		Series A Preferred Stock
Beneficial Owner	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class
5% Holders
BDT Capital Partners, LLC	23,675,025 (1)	22.3%	13,877,552 (1)	100.0%
401 N. Michigan Ave., Suite 3100
Chicago, IL 60611
Steven M. Rales	11,315,749 (2)	12.0%	—	—
2200 Pennsylvania Avenue, NW, Suite 800W
Washington, D.C. 20037
Blue Ridge Capital, L.L.C.	5,370,000 (3)	5.7%	—	—
660 Madison Avenue, 20th Floor
New York, NY 10065
T. Rowe Price Associates, Inc.	4,968,466 (4)	5.2%	—	—
100 E. Pratt Street
Baltimore, MD 21202
BAMCO, Inc.	4,788,718 (5)	5.1%	—	—
767 Fifth Avenue, 49th Floor
New York, NY 10153
5% Holder and Director
Mitchell P. Rales	11,335,249 (6)	12.0%	—	—
2200 Pennsylvania Avenue, NW, Suite 800W
Washington, D.C. 20037
Directors
Patrick W. Allender	235,634 (7)(8)	*	—	—
Thomas S. Gayner	32,808 (8)	*	—	—
Rhonda L. Jordan	58,587 (8)	*	—	—
San W. Orr, III	5,771 (8)	*	—	—
A. Clayton Perfall	13,972 (8)	*	—	—
Rajiv Vinnakota	23,534 (8)	*	—	—
Named Executive Officers and Directors
Steven E. Simms	2,807 (8)		—	—
Clay H. Kiefaber	234,411 (9) (10) (11)	*	—	—
Named Executive Officers
C. Scott Brannan	74,328 (9)(10)(11)	*	—	—
Ian Brander	3,511 (9)		—	—
Daniel A. Pryor	55,350 (9)(11)	*	—	—
A. Lynne Puckett	54,503 (9)(11)	*	—	—
All of our directors and executive officers as a group (16 persons)	12,144,137 (8)(9)(10)(11)	12.8%	—	—

_____________________________________
* Represents beneficial ownership of less than 1%

(1)
Beneficial ownership amount and nature of ownership as reported on Schedule 13D/A filed with the SEC on October 25, 2012 by (i) BDT Capital Partners, LLC ("BDT CP"), (ii) BDTCP GP I, LLC ("BDTCP GP I"), (iii) BDT CF Acquisition Vehicle, LLC (the "BDT Investor"), (iv) Byron D. Trott, and (v) BDTP GP, LLC ("BDTP"). Byron D. Trott is the sole member of BDTP, which is the managing member of BDT CP. BDT CP is the manager of BDTCP GP I, which is the manager of the BDT Investor. The BDT Investor is the direct owner of 7,378,472 shares of common stock and 13,877,552 shares of Series A preferred stock. The 13,877,552 shares of Series A preferred stock are initially convertible into 12,173,291 shares of common stock (which 12,173,291 shares of common stock are included in the 23,675,025 shares of common stock reported in the table above). Certain investment funds (the "BDT Investment Funds") managed by BDTCP GP I directly beneficially own, in the aggregate, 3,960,501 shares of common stock, and an employee investment vehicle controlled by BDTP (the "BDT Investment Vehicle") directly beneficially owns 162,761 shares of common stock. BDT CP disclaims beneficial ownership of the 162,761 shares of common stock owned by the BDT Investment Vehicle. The BDT Investor, acting through its manager, BDTCP GP I, has sole voting power and sole dispositive power with respect to common stock beneficially owned by it. Each of the BDT Investment Funds has sole voting power and sole dispositive power with respect to shares of common stock beneficially owned by it. The BDT Investment Vehicle has sole voting power and sole dispositive power with respect to shares of common stock beneficially owned by it.

(2)
Includes 19,388 shares of common stock held by Capital Yield Corporation, of which Mitchell P. Rales and Steven M. Rales are the sole stockholders. Steven M. Rales has sole voting power and sole dispositive power with respect to 11,296,361 shares of common stock, and shared voting power and shared dispositive power with respect to 19,388 shares of common stock.

(3)
Beneficial ownership amount and nature of ownership as reported on Schedule 13G/A filed with the SEC on February 14, 2013 by (i) Blue Ridge Limited Partnership ("BRLP"), (ii) Blue Ridge Offshore Master Limited Partnership ("BROMLP"), (iii) Blue Ridge Capital, L.L.C. ("BRC"), and (iv) John A. Griffin. BRC serves as the investment manager of BRLP and BROMLP. John A. Griffin is the managing member of BRC. BRLP has shared voting power and shared dispositive power with respect to 3,480,200 shares of common stock. BROMLP has shared voting power and shared dispositive power with respect to 1,889,800 shares of common stock. BRC has shared voting power and shared dispositive power with respect to 5,370,000 shares of common stock. John A. Griffin has shared voting power and shared dispositive power with respect to 5,370,000 shares of common stock.

(4)
Beneficial ownership amount and nature of ownership as reported on Schedule 13G/A filed with the SEC on February 12, 2013 by T. Rowe Price Associates, Inc ("Price Associates"). Price Associates has sole voting power with respect to 1,042,737 shares of common stock and sole dispositive power with respect to 4,968,466 shares of common stock. These securities are owned by various individual and institutional investors, which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)
Beneficial ownership amount and nature of ownership as reported on Schedule 13G/A filed with the SEC on February 14, 2013 by (i) Baron Capital Group, Inc. (“BCG”), (ii) BAMCO, Inc. (“BAMCO”), (iii) Baron Capital Management, Inc. (“BCM”), and (iv) Ronald Baron. BAMCO and BCM are subsidiaries of BCG. Ronald Baron owns a controlling interest in BCG. BCG has shared voting power with respect to 4,262,393 shares of common stock and shared dispositive power with respect to 4,788,718 shares of common stock. BAMCO has shared voting power with respect to 3,772,541 shares of common stock and shared dispositive power with respect to 4,298,866 shares of common stock. BCM has shared voting power and shared dispositive power with respect to 489,852 shares of common stock. Ronald Baron has shared voting power with respect to 4,262,393 shares of common stock and shared dispositive power with respect to 4,788,718 shares of common stock.

(6)
Includes 19,388 shares of common stock held by Capital Yield Corporation, of which Mitchell P. Rales and Steven M. Rales are the sole stockholders and 11,500 shares of common stock held by a family trust. Mitchell P. Rales has sole voting and dispositive power with respect to 11,315,861 shares of common stock and shared voting and dispositive power with respect to 19,388 shares of common stock.

(7)
Includes 199,259 shares owned by the John W. Allender Trust, of which Patrick Allender is trustee. Mr. Allender disclaims beneficial ownership of all shares held by the John W. Allender Trust except to the extent of his pecuniary interest therein.

(8)
Beneficial ownership by directors (other than Mitchell P. Rales) includes: (i) for each of Messrs. Allender and Gayner and Ms. Jordan, 23,534 DRSUs or DSUs that have vested or will vest within 60 days of March 20, 2013 and will be delivered following the conclusion of service on the Board, (ii) for Mr. Perfall, 9,470 DRSUs or DSUs that have vested or will vest within 60 days of March 20, 2013 and will be delivered following the conclusion of service on the Board, (iii) for Mr. Vinnakota, 11,322 DRSUs or DSUs that have vested or will vest within 60 days of March 20, 2013 and will be delivered following the conclusion of service on the Board, and (iv) DSUs received in lieu of annual cash retainers and committee chairperson retainers that will be delivered following the conclusion of service on the Board as follows: Mr. Allender— 11,874, Mr. Gayner— 9,274, Ms. Jordan— 10,053, and Mr. Perfall— 4,502. For more information on these awards, see Director Compensation above.

(9)
Beneficial ownership by named executive officers and our executive officers as a group includes shares that such individuals have the right to acquire upon the exercise of options that have vested or will vest within 60 days of March 20, 2013. The number of shares included in the table as beneficially owned which are subject to such options is as follows: Mr. Kiefaber— 202,716, Mr. Brannan— 56,560, Mr. Pryor— 53,302, Ms. Puckett— 53,392, Mr. Brander— 3,511, all of our executive officers as a group— 379,942.

(10)
Each of Mr. Kiefaber and Mr. Brannan’s beneficial ownership includes DRSUs or DSUs received for service on the Board prior to their appointment as executive officers of the Company that will be delivered following the conclusion of service to the Company in the following amounts: 5,556 DRSUs for Mr. Kiefaber and 5,556 DRSUs and 12,171 DSUs for Mr. Brannan.

(11)
Beneficial ownership for executive officers does not reflect PRSUs that have been earned but not yet vested due to additional service-based vesting conditions. However, these PRSUs, when earned via certification of the applicable performance criteria by the Compensation Committee, are reflected in Table 1 of Form 4s filed by each executive officer. This transaction is shown in the Form 4 as an acquisition of the Company’s common stock pursuant to SEC guidance regarding Section 16 reporting for grants of restricted stock awards.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and 10% stockholders to file reports of ownership and changes in ownership of our equity securities. To our knowledge, based upon the reports filed and written representations regarding reports required during the fiscal year ended December 31, 2012, all reports required by Section 16(a) were filed on a timely basis.

GENERAL MATTERS

Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. To be considered for inclusion in next year’s proxy statement pursuant to Rule 14a-8 of the Exchange Act, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than the close of business on December 6, 2013.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. Our Bylaws provide that, for a stockholder to nominate a candidate for election to the Board or propose any other business to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Secretary of the Company at Colfax Corporation, 8170 Maple Lawn Boulevard, Suite 180, Fulton, Maryland 20759, Attn: Corporate Secretary. To be timely for an annual meeting, the stockholder's notice must be delivered to or mailed and received by the Secretary not less than 90 days nor more than 120 days before the anniversary date of the preceding annual meeting; accordingly, for the 2014 annual meeting, notice must be delivered to or mailed and received by the Secretary no later than February 15, 2014 and no earlier than January 16, 2014. However, if the annual meeting is set for a date that is more than 30 days before or more than 70 days after such anniversary, the Company must receive the notice not earlier than the close of business on the 120th day prior to the annual meeting date and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day when the Company makes a public announcement of the annual meeting date. Such notice must provide the information required by Section 2.2 of our Bylaws with respect to each matter, other than stockholder nominations of directors, that the stockholder proposes to bring before the 2014 annual meeting. Notice of stockholder nominations must provide the information required by Section 3.3 of our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such nomination or proposal.

Delivery of Documents to Stockholders Sharing an Address
SEC rules permit the delivery of a single copy of a company's annual report and proxy statement, or notice of internet availability of proxy materials, as applicable, to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses.
The broker, bank or other nominee for any stockholder who is a beneficial owner of the Company's stock may deliver only one copy of the Company's Annual Report to Stockholders and Proxy Statement, or the Company's Notice, as applicable, to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of the Company's Annual Report to Stockholders and Proxy Statement, or the Company's Notice, as applicable, to any stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the Company's Annual Report to Stockholders and Proxy Statement, or the Company's Notice, as applicable, now or in the future, should submit a written request to Investor Relations, Colfax Corporation, 8170 Maple Lawn Boulevard, Suite 180, Fulton, Maryland 20759 or call (301) 323-9000 and ask for Investor Relations. Beneficial owners sharing an address who are receiving multiple copies of the Company's Annual Report to Stockholders and Proxy Statement, or the Company's Notice, as applicable, and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Additional Information

A copy of the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2012 has been made available to our stockholders concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.

The Company filed its Annual Report on Form 10-K with the SEC on February 19, 2013. The Company will mail without charge, upon written request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, excluding exhibits. Exhibits, if requested, will be furnished upon the payment of a fee determined by the Company, such fee to be limited to the Company’s reasonable expenses in furnishing the requested exhibit or exhibits. Please send a written request to Investor Relations, Colfax Corporation, 8170 Maple Lawn Boulevard, Suite 180, Fulton, Maryland 20759, or access these materials on the Company’s website at www.colfaxcorp.com on the Investors page.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By Order of the Board of Directors

A. Lynne Puckett
Secretary

COLFAX CORPORATION
8170 MAPLE LAWN BOULEVARD
SUITE 180
FULTON, MD 20759

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M57616-P36801-Z60170

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COLFAX CORP.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

	For	Against	Abstain
1a. Mitchell P. Rales	O	O	O
1b. Steven E. Simms	O	O	O
1c. Clay H. Kiefaber	O	O	O
1d. Patrick W. Allender	O	O	O
1e. Thomas S. Gayner	O	O	O
1f. Rhonda L. Jordan	O	O	O
1g. San W. Orr, III	O	O	O
1h. A. Clayton Perfall	O	O	O
1i. Rajiv Vinnakota	O	O	O

	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as Colfax Corporation's independent registered public accounting firm for the fiscal year ending December 31, 2013.	O	O	O

NOTE: I authorize the proxies to vote according to their discretion on any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

M57617-P36801-Z60170

STOCKHOLDERS' PROXY SOLICITED BY THE
BOARD OF DIRECTORS OF
COLFAX CORPORATION

Mitchell P. Rales and Steven E. Simms, or either of them, each with the power of substitution, are hereby authorized to represent and to vote all of the shares of COLFAX CORPORATION stock at the Annual Meeting of Stockholders of COLFAX CORPORATION to be held at the Maple Lawn Community Center, 7600 Maple Lawn Boulevard, Fulton, Maryland 20759 on Thursday, May 16, 2013 at 3:00 p.m., Eastern Daylight Time, and at any adjournment or postponement of the meeting.

My proxies will vote the shares represented by this proxy as directed on the other side of this card, but if no such direction is made, my proxies will vote "FOR" the election of all the nominees listed under Proposal 1 and "FOR" Proposal 2. My proxies may vote according to their discretion on any other matter which may properly come before the meeting or any adjournment or postponement thereof. I may revoke this proxy prior to its exercise.

Please fill the appropriate boxes, sign and date on the other side of this card.